Exhibit 2.1

EXECUTION VERSION
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT THE INFORMATION HAS BEEN REDACTED.

MASTER TRANSACTION AGREEMENT
by and among
UNUM LIFE INSURANCE COMPANY OF AMERICA
and
FORTITUDE REINSURANCE COMPANY LTD.,
Dated as of February 26, 2025

i

SCHEDULES
Schedule I    Initial Portfolio
Schedule II    Form of Statement of Net Settlement
Schedule III-A    List of Reinsured IDI Policies
Schedule III-B    List of Reinsured LTC Policies
Schedule IV    Calculation of Base Deposit Balance
Schedule V    Specified Data
Schedule VI    Fair Market Value Methodologies

EXHIBITS
Exhibit A    Form of Coinsurance Agreement
Exhibit B-1    Form of Trust Agreement (Reinsurer)
Exhibit B-2    Form of Trust Agreement (Subsidiary Grantor)
Exhibit C    Form of Payment Guarantee
Exhibit D    Form of Retrocession Agreement
Exhibit E    Form of PLA Affiliate Reinsurance Agreement

MASTER TRANSACTION AGREEMENT
This Master Transaction Agreement (this “Agreement”), dated as of February 26, 2025, is entered into by and between Unum Life Insurance Company of America, an insurance company organized under the laws of the State of Maine (the “Ceding Company”), and Fortitude Reinsurance Company Ltd., a reinsurance company organized under the laws of Bermuda (the “Reinsurer”).
WITNESSETH:
WHEREAS, the Ceding Company is engaged in, among other things, the operation of the Business (as hereinafter defined);
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), among other things:
(a) the Ceding Company will enter into a coinsurance agreement with the Reinsurer substantially in the form attached hereto as Exhibit A (the “Coinsurance Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Ceding Company will cede to the Reinsurer, and the Reinsurer will reinsure, on an indemnity basis, a one hundred percent (100%) quota share of the Reinsured Liabilities (as hereinafter defined); and
(b) the Ceding Company and the Reinsurer will enter into a trust agreement with the Trustee, a current form of which is attached hereto as Exhibit B-1, and the Ceding Company and Fortitude Re Investments, LLC (the “Subsidiary Grantor”) will enter into a trust agreement with the Trustee, a current form of which is attached hereto as Exhibit B-2, in each case with changes to be negotiated in good faith among the parties thereto prior to the Closing Date (each a “Trust Agreement” and collectively, the “Trust Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, each of the Reinsurer and the Subsidiary Grantor will establish and maintain respective comfort trust accounts (the “Trust Accounts”) with the Trustee for the benefit of the Ceding Company to secure the Reinsurer’s and Subsidiary Grantor’s obligations to the Ceding Company under the Coinsurance Agreement and the Payment Guarantee (as defined below), as applicable;
    WHEREAS, in connection with the Coinsurance Agreement, the Ceding Company and the Subsidiary Grantor will enter into a guarantee, substantially in form attached hereto as Exhibit C (the “Payment Guarantee”), pursuant to which, on the terms and subject to the conditions set forth therein, the Subsidiary Grantor will guarantee to the Ceding Company the Reinsurer’s payment obligations under the Coinsurance Agreement;

WHEREAS, as a condition to the Closing, at the Closing, the Reinsurer will enter into a retrocession agreement with the Retrocessionaire (as hereinafter defined), substantially in the form attached hereto as Exhibit D (the “Retrocession Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Reinsurer will cede to the Retrocessionaire, and the Retrocessionaire will reinsure, on an indemnity basis, certain risks related to the Reinsured Policies.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
“Action” means any civil, criminal, administrative or other claim, action, suit, litigation, arbitration, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Authority or arbitral body.
“Additional Consideration” has the meaning given to such term in the Coinsurance Agreement.
“Adjusted Interest Maintenance Reserve” means an amount equal to the sum of (a) the Existing IMR Amount plus (b) the Transaction IMR Amount as of the Closing Date.
“Affiliate” means, with respect to any Person at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement (other than in the case of the reference to “Affiliated” in the definition of Indemnifiable Losses and the references to “Affiliate” in the definition of Third Party Claim and Article IX generally), with respect to Reinsurer, an Affiliate shall only include FGH Parent, L.P. and its direct and indirect subsidiaries.
“Affiliate Reinsurance Agreements” means, together, the FW Affiliate Reinsurance Agreement and the PLA Affiliate Reinsurance Agreement.
“Agreement” has the meaning given to such term in the Preamble.

“Applicable Anti-Money Laundering Laws” means applicable Laws relating to anti-money laundering, including 31 C.F.R. Part 1025 with respect to annuity contracts.
“Applicable Law” means all laws, common law, rules, regulations, ordinances, codes, statutes, judgments, injunctions, Governmental Orders and decrees of all Governmental Authorities applicable to the Person, place and situation in question.
“Approval” has the meaning given to such term in Schedule B of the Coinsurance Agreement.
“Approved Rate Increases” has the meaning given to such term in Section 3.12(a).
“Asset Selection Protocol” means that Investment Assets included in the Initial Portfolio shall be modified to reflect (i) any maturities and the replacement of such matured Investment Assets and (ii) the removal and replacement of any Impaired Assets, in each case, occurring from the date hereof through the Closing Date; provided that, (A) any replacement asset has a credit rating equal to or better than the asset it is replacing, (B) the aggregate, weighted average characteristics of the Initial Portfolio, when adjusted to reflect the aggregate effects of the maturity and replacement, shall not suffer any diminution in book value, credit quality, sector concentration or duration, (C) after giving effect to the modifications in clauses (i) and (ii), the Investment Assets included in the Initial Portfolio comply with the “Single Issuer Limits” set forth under the “Portfolio Limits” of the Investment Guidelines and (D) any replacement asset may not be issued by an issuer (or an affiliate of an issuer) included on a negative watch list maintained by any Nationally Recognized Statistical Rating Organization, in each case, unless otherwise expressly agreed by the Reinsurer.
“Audit End Date” means the earlier of (a) the date on which the Retrocessionaire notifies the Ceding Company that it has completed its audit pursuant to Section 6.15 and (b) the twelve-month anniversary of the Closing Date; provided that such twelve-month period shall be extended if the Ceding Company has not fully provided information reasonably requested in good faith by the Retrocessionaire until all such relevant information is provided at least two (2) months prior to such Audit End Date.
“Base Deposit Balance” means an amount equal to the Reference Base Deposit Balance, as adjusted in accordance with Schedule IV.
“Balance Interest Adjustment” means (x) 1 plus the Closing Interest Rate raised to the power of (D), where (D) is (a) the number of calendar days between the Closing Date and the Effective Date divided by (b) 365 minus (y) 1.

“Binder Agreement” means that certain binder agreement, dated as of the date hereof, entered into between the Reinsurer and the Retrocessionaire.
“Books and Records” means all originals or copies of all documents, books, records and other information (including all data and other information stored on discs, tapes or other media) in the possession, custody or control of the Ceding Company, its Affiliates or its administrator to the extent relating to the Reinsured Liabilities, the Reinsured Policies, or (solely for the purposes of ensuring consistency in treatment with the Reinsured Policies as contemplated by Section 2.6 (Reinstatements and Exclusions), Section 3.6 (Policy Administration), Section 3.12 (LTC Premium Rate Management) and Section 3.14 (Policy Options) of the Coinsurance Agreement) the Other LTC Policies, including, without limitation, administrative records, documentation with respect to rate filing, claim records, contract files, sales records, underwriting records, accounting (including investment accounting) records, reinsurance records, work papers, actuarial reports, models, analyses and memoranda, litigation and arbitration files, marketing materials, policy forms and regulatory filings and correspondence with Governmental Authorities; provided, however, that “Books and Records” excludes (a) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to Transfer Taxes, premium taxes or similar Taxes), (b) files, records, data and information with respect to the employees of the Ceding Company or its Affiliates, (c) records, data and information with respect to any employee benefit plan established, maintained or contributed to by the Ceding Company or its Affiliates, (d) any materials prepared for the boards of directors of the Ceding Company or its Affiliates, (e) any materials that are legally privileged and for which the Ceding Company or its Affiliates do not have a common interest with the Reinsurer, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to enter into a customary joint defense agreement or common interest agreement with the requesting party or make other arrangements (including redacting information) to the extent such an agreement or other arrangements would preserve the applicable privilege that would enable such materials to be shared with the Reinsurer and its Affiliates, (f) any information that is not permitted to be disclosed by the Ceding Company or its Affiliates to the Reinsurer or its Affiliates pursuant to Applicable Law or contract, it being understood that the Ceding Company or its applicable Affiliate shall use commercially reasonable efforts to obtain waivers or consents or make other arrangements (including redacting information) that would enable such materials to be shared with the Reinsurer and its Affiliates, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Ceding Company and its Affiliates or Representatives solely with respect to the negotiation, valuation and consummation of the transactions contemplated under the Transaction Agreements or the terms of engagement of such Representatives with respect thereto, and (h) consolidated regulatory filings made by the Ceding Company or its Affiliates and any related correspondence with Governmental Authorities not relating to the Reinsured Liabilities, the Reinsured Policies or (solely for the purposes of ensuring consistency in treatment with the Reinsured Policies as contemplated by Section 2.6 (Reinstatements and Exclusions), Section 3.6 (Policy Administration), Section 3.12 (LTC Premium Rate Management) and Section 3.14 (Policy Options) of the Coinsurance Agreement) the Other LTC Policies.
“Business” means the marketing, underwriting, delivering, sale, issuance, cancellation, operation and administration of the Reinsured Policies as conducted by the Ceding Company or its applicable Affiliates.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed.
“Buyout Payment” has the meaning given to such term in the Coinsurance Agreement.
“Buyout Settlement” has the meaning given to such term in the Coinsurance Agreement.
“Cash Flow Interest Adjustment” means, for each applicable Interim Period Monthly Cash Flow, (i) 1 plus the Closing Interest Rate raised to the power of (E), where (E) is (a) the number of calendar days between the Closing Date and the end of the month of the applicable Monthly Accounting Period in respect of such Interim Period Monthly Cash Flow divided by (b) 365, minus (ii) 1.
“Ceded Premiums” has the meaning given to such term in the Coinsurance Agreement.
“Ceding Commission” means an amount equal to (a) the Base Deposit Balance, minus (b) the Initial Reinsurance Premium.
“Ceding Company” has the meaning given to such term in the Preamble.
“Ceding Company Disclosure Schedule” has the meaning given to such term in Article III.
“Ceding Company Fundamental Representations” means the representations and warranties made in Section 3.01 (Organization, Standing and Authority), Section 3.02 (Authorization), Section 3.03(a) (No Conflict or Violation), Section 3.08 (Transferred Assets) and Section 3.23 (Brokers and Finders).
“Ceding Company Indemnified Persons” has the meaning given to such term in Section 9.02(b).
“Ceding Company Permits” has the meaning given to such term in Section 3.10.

“Ceding Company Statutory Statements” has the meaning given to such term in Section 3.13(a).
“Closing” has the meaning given to such term in Section 2.01.
“Closing Date” has the meaning given to such term in Section 2.01.
“Closing Interest Rate” means a rate of [***]% per annum.
“Code” means the Internal Revenue Code of 1986, as amended.
“Coinsurance Agreement” has the meaning given to such term in the Recitals.
“Confidential Information” has the meaning given to such term in the applicable Confidentiality Agreement.
“Confidentiality Agreement” means, as applicable (a) that certain mutual non-disclosure agreement, dated as of September 30, 2024, by and between Unum Group and Fortitude International Ltd. and (b) that certain mutual non-disclosure agreement, dated as of January 30, 2024, by and between Unum Group and Munich American Reassurance Company, as modified by that certain Addendum to Non-Disclosure Agreement dated January 30, 2025.
“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license or other enforceable arrangement or agreement, whether in writing or oral.
“Data Room” means the data room maintained by Datasite titled “Project Constellation.”
“Deductible Amount” has the meaning given to such term in Section 9.03(a).
“Effective Time” has the meaning given to such term in Section 2.01.
“Effective Time Adjusted Statutory Reserves” means an amount equal to $[***].
“Embargoed Jurisdiction” means any country or territory that is subject to a comprehensive embargo under applicable Sanctions, as modified from time to time by Governmental Authorities applicable to the definition of “Sanctions” herein.
“Enforceability Exceptions” has the meaning given to such term in Section 3.02.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escheat Laws” means, taken together, any federal, state, or local law, statute, ordinance, rule, regulation or government order, ruling or decree of any Governmental Authority related to escheat or abandonment or unclaimed property.
“Estimated Base Deposit Balance” has the meaning given to such term in Section 2.03(a)(ii).
“Estimated Interim Period Cash Flows” has the meaning given to such term in Section 2.03(a)(v).
“Estimated Statement of Net Settlement” has the meaning given to such term in Section 2.03(a).
“Estimated Total Net Settlement Amount” has the meaning given to such term in Section 2.03(a)(vi).
“Estimated Transferred Cash Amount” has the meaning given to such term in Section 2.03(a)(iv).
“Existing IMR Amount” means an amount equal to the portion of the Ceding Company’s existing interest maintenance reserve (for the avoidance of doubt, calculated on an after-tax basis), established in respect of the assets deemed to support the Reinsured Liabilities as of immediately prior to the Closing, as determined in accordance with SAP applicable to the Ceding Company.
“Expense Allowance” has the meaning given to such term in the Coinsurance Agreement.
“Experience Refund” has the meaning given to such term in the Coinsurance Agreement.
“Fair Market Value” means the fair market value of an asset (including accrued interest) determined in accordance with the Fair Market Value Methodologies.
“Fair Market Value Methodologies” means the methodologies, procedures and policies described on Schedule VI attached hereto.
“Final Statement of Net Settlement” has the meaning given to such term in Section 2.04(f).
“Fraud” means with respect to any party, any breach or inaccuracy as of the date hereof of a representation or warranty expressly stated in Article III or Article IV of this

Agreement, in each case, that constitutes actual common law fraud under the Laws of the State of New York; provided that, Fraud shall not include any fraud claim based on constructive knowledge, negligence misrepresentation or similar theory.
“FW Affiliate Reinsurance Agreement” means that certain Indemnity Reinsurance Agreement, effective January 1, 2003, by and between the Ceding Company, as cedant, and Fairwind Insurance Company (formerly known as UnumProvident International Limited and Unum International Limited), as reinsurer, as amended from time to time.
“GAAP” means generally accepted accounting principles in the United States.
“General Cap” has the meaning given to such term in Section 9.03(b).
“General Deductible Amount” has the meaning given to such term in Section 9.03(a).
“Governmental Approval” has the meaning given to such term in Section 3.04.
“Governmental Authority” means any governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court, self-regulatory body or entity or any instrumentality thereof, whether United States federal, state, local or non-U.S.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations, including, without limitation, the amendments and associated regulations enacted and implemented pursuant to the Health Information Technology for Economic and Clinical Health Act.
“Impaired Asset” means any Investment Asset included in the Initial Portfolio that (i) has an impairment to the statutory book value of such asset, calculated in accordance with SAP, or is in default, (ii) has experienced a rating downgrade (A) by one or more levels or (B) to a level below investment grade or (iii) has experienced another adverse credit related issued, in each case, as determined as of any relevant date of determination without regard to the date(s) upon which the Ceding Company regularly conducts its other than temporary impairment review process.
“Indemnifiable Losses” has the meaning given to such term in Section 9.04(c).

“Indemnitee” has the meaning given to such term in Section 9.04(a).
“Indemnitor” has the meaning given to such term in Section 9.04(b).
“Indemnity Payment” has the meaning given to such term in Section 9.04(d).
“Independent Accountant” has the meaning given to such term in Section 2.04(e).
“Independent Valuation Expert” means a jointly selected partner or senior employee at a nationally recognized independent accounting or valuation firm with expertise in asset valuation that is independent and impartial and mutually acceptable to the Ceding Company and the Reinsurer; provided, however, that if the parties are unable to select such a Person to serve as the Independent Valuation Expert within 15 Business Days, then either party may request that the American Arbitration Association appoint within 15 Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee of a nationally recognized firm with expertise in asset valuation that would be impartial with respect to applicable disputes arising hereunder.
“Initial Portfolio” means the portfolio of Investment Assets identified on Schedule I, with such changes as may be made in accordance with the Asset Selection Protocol.
“Initial Reinsurance Premium” means an amount equal to (a) the Effective Time Adjusted Statutory Reserves, plus (b) the Adjusted Interest Maintenance Reserve.
“Initial Statement of Net Settlement” has the meaning given to such term in Section 2.04(a).
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” means, in any and all jurisdictions, whether or not registered, any (a) trademarks, (b) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, (c) copyrights in Software, (d) all registrations and applications to register or renew the registration of any of the foregoing, (e) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and (f) trade secrets.
“Interim Period” means the period commencing at the Effective Time through and including the Closing Date.

“Interim Period Cash Flows” means the result of (a) the Reference Base Deposit Balance, multiplied by the Balance Interest Adjustment, plus (b) the aggregate of all Interim Period Monthly Cash Flows during the Interim Period.
“Interim Period Monthly Cash Flows” means, in respect of the Reinsured Policies for each whole Monthly Accounting Period ending on the last day of the month prior to the month in which the Closing Date falls during the Interim Period, the result of (a) the result of the following (which may be negative), calculated in a manner consistent with Exhibit B to the Coinsurance Agreement: (i) the Additional Consideration received by or on behalf of the Ceding Company, less (ii) the Reinsured Liabilities payable, less (iii) the Expense Allowance, less (iv) any Experience Refund for any Approval received after September 30, 2024 but before the last day of the month prior to the Closing Date, calculated in accordance with Schedule B to the Coinsurance Agreement, plus (b) the result of (x) the result in (a), multiplied by (y) the Cash Flow Interest Adjustment.
“Investment Assets” means any interest in any cash, bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests, and all other equity interests, certificates issued by or interests in trusts, derivatives, or other assets acquired or held for investment purposes, in each case in connection with the Business.
“Knowledge” means, unless otherwise expressly provided herein, the actual knowledge, after reasonable inquiry, of those individuals listed (a) with respect to the Ceding Company, on Section 1.01(a) of the Ceding Company Disclosure Schedule and (b) with respect to the Reinsurer, on Section 1.01(a) of the Reinsurer Disclosure Schedule.
“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.
“Lien” means any pledge, security interest, mortgage, lien, attachment, right of first refusal or option, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any Applicable Law relating to insurance or the securities laws of any applicable jurisdiction.
“Material Adverse Effect” means any fact, circumstance, condition, change or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the (a) assets, liabilities, condition (financial or otherwise) or results of operations of the Business, but excluding any such effect to the extent resulting from or arising out of: (i) political, economic, banking, capital, securities or financial market conditions generally (including changes in interest rates or changes in equity prices or market prices and corresponding changes in the value of the Investment Assets of the Ceding

Company); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Business operates or is conducted; (iii) any change or proposed change in SAP or Applicable Law, or the interpretation or enforcement thereof; (iii) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to a declaration of a national emergency or war, or any “act of God,” including, but not limited to, weather, natural disasters and earthquakes; (iv) any epidemic, pandemic or disease outbreak or any Applicable Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, the failure to take any action prohibited by this Agreement, or the public announcement of, or consummation of, any of the transactions contemplated hereby (except with respect to the representations and warranties contained in Section 3.01 and Section 3.03); (vi) the disclosure of the identity of or facts related to the Reinsurer, the Retrocessionaire or their respective Affiliates or the effect of any action taken by the Reinsurer, the Retrocessionaire or their respective Affiliates, or taken by the Ceding Company or any of its Affiliates at the express written request of the Reinsurer (or the Retrocessionaire, if applicable) or with the Reinsurer’s (or the Retrocessionaire’s, if applicable) express prior written consent; (vii) any downgrade or threatened downgrade in the financial strength, claims paying ability, insurance or other ratings assigned to the Ceding Company or any of its Affiliates by any rating agency (provided, that this clause (vii) shall not preclude the underlying causes of any such downgrade or threatened downgrade from being, or from being considered in determining the occurrence or existence of, a Material Adverse Effect); or (viii) any failure, in and of itself, of the Business to meet any financial projections or targets (provided, that this clause (viii) shall not preclude the underlying causes of any such failure from being, or from being considered in determining the occurrence or existence of, a Material Adverse Effect); provided, however, with respect to clauses (i), (ii), (iii) and (iv), except to the extent that such event, development or change has had a materially disproportionate effect on the Business relative to other similarly situated participants in the long-term care insurance business or the individual disability income business in the United States, or (b) the ability of the Ceding Company to timely perform the obligations that are required of it under this Agreement or any other Transaction Agreement to which it is or will be a party including consummation of the transactions contemplated hereby or thereby.
“Material Contract” has the meaning given to such term in Section 3.05(a).
“Monthly Accounting Period” means each calendar month during the term of the Agreement, beginning at the Effective Time and ending on the last day of the month prior to the Closing Date.

“Notice” has the meaning given to such term in Section 10.03(a).
“Notice of Disagreement” has the meaning given to such term in Section 2.04(c).
“Order” means any order, writ, judgment, injunction, directive, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Other LTC Policies” means the standalone individual long-term care insurance contracts, policies, certificates, binders or other agreements of insurance, including all supplements, riders and endorsements issued or written thereunder, issued, renewed or written by the Ceding Company or any of its Affiliates and not contemplated to be reinsured pursuant to the Coinsurance Agreement.
“Payment Guarantee” has the meaning given to such term in the recitals.
“Permit” means any license, permit, order, approval, consent, registration, membership, authorization or qualification under any Applicable Law or with any Governmental Authority or under any industry or non-governmental self-regulatory organization.
“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.
“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Privacy and Data Security Law.
“PLA” means Provident Life and Accident Insurance Company.
“PLA Affiliate Reinsurance Agreement” means a reinsurance agreement by and between PLA and the Ceding Company, to be entered into on or prior to the Closing Date substantially in the form attached hereto as Exhibit E, pursuant to which PLA will cede to the Ceding Company, and the Ceding Company will assume, on a gross basis (gross of any existing reinsurance) twenty-five percent (25%) quota share of the risks under the individual disability income policies set forth on Schedule III-A.
“Planned Premium Rate Increases” has the meaning given to such term in Section 3.12(d).
“Policy Forms” has the meaning given to such term in Section 3.06(d).

“Policy Option” has the meaning given to such term in the Coinsurance Agreement.
“Policyholder” means the holder of any Reinsured Policy.
“Premium Rate Increase Filings” means filings or submissions to any applicable Governmental Authority seeking an increase in premium rates on any Reinsured LTC Policy.
“Previous Premium Rate Increases” has the meaning given to such term in Section 3.12(a).
“Privacy and Data Security Law” means any applicable data privacy, data security, or data protection law or regulation in the United States of America, including HIPAA.
“Producer” means any agent, broker, broker-dealer, producer, distributor, representative, subagent of any Person or other Persons who solicited, sold, marketed, produced or serviced any of the Reinsured Policies.
“Quota Share” has the meaning given to such term in the Coinsurance Agreement.
“Recapture Triggering Event” has the meaning given to such term in the Coinsurance Agreement.
“Reference Base Deposit Balance” means [***].
“Reinsured IDI Policies” means all individual disability income insurance contracts, policies, certificates, binders or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith, in each case, to the extent assumed by the Ceding Company that are listed on Schedule III-A, including any such contract that may have lapsed following September 30, 2024 and is subsequently reinstated in accordance with Section 2.6 of the Coinsurance Agreement, any such contracts that are rewritten pursuant to Section 2.7 of the Coinsurance Agreement and additional endorsements issued in connection with Policy Options in accordance with the Coinsurance Agreement.
“Reinsured Liabilities” has the meaning given to such term in the Coinsurance Agreement.
“Reinsured LTC Policies” means all long-term care insurance contracts, policies, certificates, binders, or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith, in each case issued, renewed or written by the Ceding Company that are listed on Schedule III-B, whether with respect to active lives or disabled lives, including any such contract that may have lapsed following September 30, 2024 and is subsequently reinstated in accordance with Section 2.6 of the Coinsurance Agreement, any such contracts that are rewritten pursuant to Section 2.7 of the Coinsurance Agreement and additional endorsements issued in connection with Policy Options taken by the Ceding Company in accordance with the Coinsurance Agreement.
“Reinsured Policies” means, collectively, the Reinsured IDI Policies and the Reinsured LTC Policies.
“Reinsurer” has the meaning given to such term in the Preamble.
“Reinsurer Disclosure Schedule” has the meaning given to such term in Article IV.
“Reinsurer Fundamental Representations” means the representations and warranties made in Section 4.01 (Organization, Standing and Authority), Section 4.02 (Authorization), Section 4.03(a) (No Conflict or Violation), and Section 4.11 (Brokers and Finders).
“Reinsurer Indemnified Persons” has the meaning given to such term in Section 9.02(a).
“Reinsurer Investor” means any direct or indirect equityholder of FGH Parent, L.P. or any Affiliate of any such equityholder (other than FGH Parent, L.P. and its direct and indirect subsidiaries).
“Reinsurer Material Adverse Effect” means any fact, circumstance, condition, change or effect that individually or in the aggregate would or would reasonably be expected to prevent the Reinsurer or its applicable Affiliates from performing, or result in a material impairment or delay of the ability of the Reinsurer or its applicable Affiliates to perform, its and their material obligations under this Agreement or any other Transaction Agreement to which it or they are or will be a party including consummation of the transactions contemplated hereby or thereby.
“Reinsurer Permits” has the meaning given to such term in Section 4.06.
“Reinsurer Audited Statements” has the meaning given to such term in Section 4.07(a).
“Reinsurer Statements” has the meaning given to such term in Section 4.07(a).
“Reinsurer Unaudited Statements” has the meaning given to such term in Section 4.07(a).

“Representative” means, with respect to any Person, such Person’s Affiliates and the Retrocessionaire (in the case of the Reinsurer, solely for purposes of the Specified Provisions (other than Section 6.03(a) and Section 10.02)) and the officers, directors, employees, agents, investment bankers, attorneys, financial advisers, accountants, actuaries, reinsurers or other representatives of such Person or any of its Affiliates.
“Retrocession Agreement” has the meaning given to such term in the Recitals.
“Retrocessionaire” means New Reinsurance Company Ltd., a reinsurance company organized under the laws of Switzerland.
“Review Period” has the meaning given to such term in Section 2.04(b).
“SAP” means, as to any Person, the statutory accounting practices prescribed or, with respect to the Ceding Company, to the extent specified on Section 1.01(c) of the Ceding Company Disclosure Schedule, permitted, by the Governmental Authority responsible for the regulation of insurance companies in such Person’s jurisdiction of domicile.
“Sanctioned Person” means, at any time, any Person (a) listed in any Sanctions list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the United Nations Security Council, (b) resident in or organized under the laws of an Embargoed Jurisdiction or (c) otherwise a target of Sanctions, including by reason of being owned or controlled by a Person described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control, the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.
“Seriatim File” has the meaning given to such term in Section 3.06(a).
“Software” means all computer software, including, but not limited to, application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.
“Specified Data” has the meaning given to such term in Section 3.06(a).

“Specified Provisions” has the meaning given to such term in Section 10.12(a).
“Specified Representation Deductible Amount” has the meaning given to such a term in Section 9.03(a).
“Specified Representations” means the representations and warranties made in Section 3.06.
“SSDMF” means the Social Security Death Master File or successor thereto.
“Statement of Net Settlement” means a statement prepared in the same format as Schedule II.
“Subsidiary Grantor” has the meaning given to such term in the Recitals.
“Tax” or “Taxes” means any and all income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Authority” means, with respect to any Tax, any government or political subdivision thereof that imposes such Tax, and any agency charged with the collection, assessment, determination or administration of such Tax for such government or subdivision.
“Tax Return” means any return, report, declaration, information return, claim for refund or other return or statement, including any schedule or attachment thereto, and any amendment thereof, required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax.
“Third Party Claim” has the meaning given to such term in Section 9.04(e).
“Third Party Consent” has the meaning given to such term in Section 3.04.
“Threshold Amount” has the meaning given to such term in Section 9.03(a).
“Total Net Settlement Amount” means an amount equal to the result of (a) the Base Deposit Balance plus (b) the Interim Period Cash Flows.

“Transaction Agreements” means this Agreement, the Coinsurance Agreement, the Trust Agreements, the Retrocession Agreement, the Binder Agreement and the Payment Guarantee.
“Transaction IMR Amount” means, with respect to any date of determination, the amount of the interest maintenance reserve, determined on a basis consistent with SAP applicable to the Ceding Company (calculated on a pre-tax basis), that is created on the Closing Date as a direct result of the transactions contemplated by this Agreement.
“Transferred Assets” has the meaning given to such term in Section 2.03(a)(iv).
“Trust Accounts” has the meaning given to such term in the Recitals.
“Trust Agreement” has the meaning given to such term in the Recitals.
“Trustee” has the meaning given to such term in the Trust Agreements.
“Unum Model” has the meaning given to such term in Section 3.06(c).
“Updated Base Deposit Balance” has the meaning given to such term in Section 2.03(b).
“Updated Transferred Cash Amount” means an amount of cash equal to (i) the Updated Base Deposit Balance, divided by (ii) the Estimated Base Deposit Balance, multiplied by (iii) the Estimated Transferred Cash Amount.
“Updated Transferred Cash Statement” has the meaning given to such term in Section 2.03(b).
ARTICLE II.
CLOSING;CLOSING TRANSFERS
Section 2.01Place and Date of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 66 Hudson Boulevard East, New York, New York 10001, at 10:00 a.m., New York City time (or, at any party’s option, by electronic exchange of counterpart signatures and other Closing deliverables), as soon as possible, but in any event no later than the fifth Business Day immediately following the day on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement (or such other time and place as the

Ceding Company and the Reinsurer shall mutually agree in writing). The effectiveness of the reinsurance transaction provided for in the Coinsurance Agreement shall, for purposes of preparing the Estimated Statement of Net Settlement, the Initial Statement of Net Settlement and the Final Statement of Net Settlement and calculating any amounts required to be calculated therefrom, be deemed effective as of 12:01 a.m. (Eastern time) on January 1, 2025 (the “Effective Time”). The actual date and time at which the Closing occurs is referred to herein as the “Closing Date.”
Section 2.02 Transactions at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)the Reinsurer shall deliver to the Ceding Company duly executed counterparts of the Coinsurance Agreement, the Trust Agreements and the Retrocession Agreement;
(b)the Reinsurer shall deliver to the Ceding Company a counterpart of the Payment Guarantee, duly executed by the Subsidiary Grantor;
(c)the Reinsurer shall deliver to the Ceding Company the certificate contemplated by Section 7.02(a), duly executed by an authorized officer of the Reinsurer;
(d)the Ceding Company shall deliver to the Reinsurer duly executed counterparts of the Coinsurance Agreement, the Trust Agreements and the Payment Guarantee;
(e)the Ceding Company shall deliver to the Reinsurer the certificate contemplated by Section 6.06, duly executed by an authorized officer of the Ceding Company;
(f)the Ceding Company shall deliver to the Reinsurer the certificate contemplated by Section 7.03(a), duly executed by an authorized officer of the Ceding Company;
(g)the Ceding Company shall deposit Transferred Assets in accordance with Section 2.03(c) hereof;
(h)the Reinsurer and the Ceding Company shall obtain counterparts to the Trust Agreements duly executed by the Trustee and the Subsidiary Grantor, as applicable;
(i)the Reinsurer and the Ceding Company shall obtain counterparts to the Retrocession Agreement duly executed by the Retrocessionaire;
(j)the Ceding Company and the Reinsurer shall, or shall cause their respective Affiliates to, execute and deliver such other agreements, instruments or documents as are necessary or appropriate to give effect to the transactions contemplated by the Transaction

Agreements (including appropriate conveyance documentation for Transferred Assets in form and substance reasonably satisfactory to the Ceding Company and the Reinsurer).
Section 2.03 Closing Transfers.
(a)No later than the third Business Day prior to the anticipated Closing Date, the Ceding Company shall deliver to the Reinsurer and, for informational purposes only, the Retrocessionaire, a Statement of Net Settlement (the “Estimated Statement of Net Settlement”) prepared in good faith and including reasonably detailed support thereof and setting forth each item included on the form of Statement of Net Settlement attached as Schedule II, including:
(i)an estimate of the Initial Reinsurance Premium, including the estimated Adjusted Interest Maintenance Reserve;
(ii)an estimate of the Base Deposit Balance, using the reference indices set forth on Schedule IV as of 4:00 p.m. (Eastern time) on the fifth Business Day immediately preceding the anticipated Closing Date (the “Estimated Base Deposit Balance”);
(iii)an estimate of the Ceding Commission;
(iv)a list of Investment Assets comprising the Initial Portfolio and additional cash (the “Estimated Transferred Cash Amount”) to be transferred by the Ceding Company in accordance with Section 2.03(c) and the relevant provisions of the Coinsurance Agreement (such cash and assets, the “Transferred Assets”), a listing of the Fair Market Value of each such asset, individually and in the aggregate, and an estimate of the Transaction IMR Amount as to such Transferred Assets, in each case, as of 4:00 p.m. (Eastern time) on the fifth Business Day immediately preceding the anticipated Closing Date. For the avoidance of doubt, the Transferred Assets shall include the Investment Assets set forth in the Initial Portfolio with such deletions and additions as may be permitted pursuant to Section 6.01 and Section 6.06 and the parties shall update Schedule I to reflect such changes;
(v)an estimate of the Interim Period Cash Flows (the “Estimated Interim Period Cash Flows”); and
(vi)an estimate of the Total Net Settlement Amount (the “Estimated Total Net Settlement Amount”).
The Estimated Statement of Net Settlement shall be prepared in the same format as the form of Statement of Net Settlement attached as Schedule II.

(b)No later than 9:00 p.m. (Eastern time) on the Business Day immediately prior to the anticipated Closing Date, the Ceding Company shall prepare and deliver to the Reinsurer, and, for informational purposes only, the Retrocessionaire, a statement (the “Updated Transferred Cash Statement”) setting forth (i) an estimate of the Base Deposit Balance, using the reference indices set forth on Schedule IV as of 4:00 p.m. (Eastern time) on the Business Day immediately prior to the anticipated Closing Date (the “Updated Base Deposit Balance”) and (ii) a calculation of the Updated Transferred Cash Amount. Upon delivery of the Updated Transferred Cash Statement, an amount equal to (A) the Updated Transferred Cash Amount minus (B) the Estimated Transferred Cash Amount will automatically be deemed to be added to the Estimated Total Net Settlement Amount (or, if such amount is negative, such amount shall be deducted from the Estimated Total Net Settlement Amount), for purposes of the Estimated Statement of Net Settlement.
(c)On the Closing Date, the Ceding Company shall deposit into the respective Trust Accounts (as directed by the Reinsurer in compliance with the Coinsurance Agreement, as if then in effect), Transferred Assets with an aggregate Fair Market Value, as reflected on the Estimated Statement of Net Settlement, equal to the Estimated Total Net Settlement Amount, as reflected on the Estimated Statement of Net Settlement (as may be adjusted in accordance with Section 2.03(b)). The items set forth in the Estimated Statement of Net Settlement (other than Effective Time Adjusted Statutory Reserves) and the Fair Market Value of the Transferred Assets shall be adjusted following the Closing Date in accordance with Section 2.04.
Section 2.04 Post-Closing Adjustments.
(a)Within thirty (30) Business Days following the Closing Date, the Ceding Company shall prepare and deliver to the Reinsurer and, for informational purposes only, the Retrocessionaire, a Statement of Net Settlement as of the Effective Time, including reasonably detailed support thereof (the “Initial Statement of Net Settlement”), which shall set forth (i) the Updated Base Deposit Balance determined in accordance with Section 2.03(b), the Adjusted Interest Maintenance Reserve and Initial Reinsurance Premium (but not the Effective Time Adjusted Statutory Reserves), the Ceding Commission, the Interim Period Cash Flows (using the Reference Base Deposit Balance) and the Total Net Settlement, prepared in the same format as the form of Statement of Net Settlement attached as Schedule II and (ii) the updated Fair Market Value of the Transferred Assets (including, for completeness, the cash transferred on the Closing Date by the Ceding Company pursuant to Section 2.03(c)), individually and in the aggregate, and the updated Transaction IMR Amount as to such Transferred Assets, in each case, determined as of 4:00 p.m. (Eastern time) on the Business Day immediately prior to the Closing Date.
(b)During the thirty (30) Business Days immediately following the Reinsurer’s receipt of the Initial Statement of Net Settlement (the “Review Period”), the Reinsurer and its Representatives shall be permitted to obtain and review the Ceding Company’s working papers and any working papers of the Ceding Company’s independent accountants relating to the preparation of the Initial Statement of Net Settlement, as well as all of the Books and Records and other relevant information relating to the performance or condition of the Business with respect to the period up to and including the Closing Date, and the Ceding Company shall make reasonably available the individuals in its or its Affiliates’ employ who are responsible for or knowledgeable about the information used in, or the preparation or calculation (as applicable) of, the Initial Statement of Net Settlement in order to respond to the inquiries of the Reinsurer; provided, however, that the Review Period shall be tolled pending reasonable satisfaction of the Reinsurer’s reasonable requests in the event that the Ceding Company does not provide the Reinsurer with access to such working papers, Books and Records or other relevant information or access to such individuals within five Business Days of the Reinsurer’s request; provided further that the independent accountants of the Ceding Company shall not be obligated to make any working papers available to the Reinsurer or its Representatives unless and until the Reinsurer and such Representatives have signed customary confidentiality and hold harmless agreements relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.
(c)If the Reinsurer (i) determines that one or more of the balances set forth on the Initial Statement of Net Settlement (x) reflects a mathematical error or (z) otherwise is or was prepared on a basis inconsistent with the applicable requirements of this Agreement (including, without limitation, the Fair Market Value Methodologies) or (ii) has any good faith objection to the valuation of any Transferred Asset set forth on the Initial Statement of Net Settlement, then the Reinsurer may, on or prior to the last day of the Review Period, deliver a notice to the Ceding Company and, for informational purposes only, the Retrocessionaire, setting forth, in reasonable detail, each disputed item or amount and the basis for the Reinsurer’s disagreement therewith (the “Notice of Disagreement”). The Notice of Disagreement shall set forth, with respect to each disputed item, the Reinsurer’s position as to the correct amount or computation that should have been included in the Initial Statement of Net Settlement. If the Reinsurer does not deliver a Notice of Disagreement to the Ceding Company by the end of the Review Period, the Initial Statement of Net Settlement shall become final and binding on the parties.
(d)During the thirty (30) Business Days immediately following the delivery of a Notice of Disagreement, the Ceding Company and the Reinsurer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If the Ceding Company and the Reinsurer reach agreement with respect to any such disagreements, the Ceding Company shall revise the Initial Statement of Net Settlement to reflect such agreement.
(e)If, at the end of such thirty (30) Business Day period, the Ceding Company and the Reinsurer do not resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then the Ceding Company and the Reinsurer shall submit all matters that remain in dispute with respect to the Notice of Disagreement

(along with a copy of the Initial Statement of Net Settlement marked to indicate those line items that are in dispute) to (i) in the case of a dispute with respect to the valuation of the Transferred Assets (including the Fair Market Value of the Transferred Assets), the Independent Valuation Expert, to make a determination with respect to all such matters related to Fair Market Value that are in dispute and (ii) in the case of any other dispute, Deloitte or KPMG, or if Deloitte or KPMG is unwilling or unable to serve, an independent certified public accounting firm in the United States of international recognition mutually agreeable to the Ceding Company and the Reinsurer and that is not the auditor or independent accounting firm of any of the parties or their Affiliates (the “Independent Accountant”), to make a determination with respect to all such other matters in dispute.
(f)The Ceding Company and the Reinsurer shall use commercially reasonable efforts to cause the Independent Valuation Expert or the Independent Accountant, as applicable, to render a determination within thirty days after the submission of such matters to the Independent Accountant or as soon as practicable thereafter. The Ceding Company, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten Business Days) after the Independent Valuation Expert’s or the Independent Accountant’s, as applicable, engagement, each submit to the Independent Valuation Expert or the Independent Accountant, as applicable, their respective computations of the disputed items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party and, for informational purposes only, the Retrocessionaire. Each of the Ceding Company and the Reinsurer shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission to the Independent Valuation Expert or the Independent Accountant, as applicable, which supplemental information shall be submitted to the Independent Valuation Expert or the Independent Accountant, as applicable, with a copy thereof to the other party and, for informational purposes only, the Retrocessionaire, within ten Business Days after the first date on which both the Ceding Company and the Reinsurer have submitted their respective initial submissions to the Independent Valuation Expert or the Independent Accountant, as applicable. The Independent Valuation Expert or Independent Accountant, as applicable, shall thereafter be permitted to request additional or clarifying information from the Ceding Company and the Reinsurer, and each of the Ceding Company and the Reinsurer shall cooperate and shall cause its Representatives to cooperate with such requests. The Independent Valuation Expert or the Independent Accountant, as applicable, shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues referred to it that remain in dispute specifically set forth in the Notice of Disagreement and shall render a written report to the Ceding Company and the Reinsurer and, solely for informational purposes, the Retrocessionaire, in which the Independent Valuation Expert or the Independent Accountant,

as applicable, shall, after considering all matters referred to it and set forth in the Notice of Disagreement, determine what adjustments, if any, should be made to the amounts and computations set forth in the Initial Statement of Net Settlement solely as to the disputed items referred to it. Such written report shall set forth, in reasonable detail, the determination of the Independent Valuation Expert or the Independent Accountant, as applicable, with respect to each of the disputed line items specified in the Notice of Disagreement and referred to it, and the revisions, if any, to be made to the Initial Statement of Net Settlement resulting therefrom, together with supporting calculations. With respect to each disputed line item, such determination shall be made in accordance with (i) the terms of this Agreement and, if not in accordance with the position of either the Ceding Company or the Reinsurer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Reinsurer in the Notice of Disagreement or the Ceding Company in the Initial Statement of Net Settlement with respect to such disputed line item. For the avoidance of doubt, neither the Independent Valuation Expert nor the Independent Accountant shall review any line items or make any determination with respect to any matter other than those matters referred to it and set forth in the Notice of Disagreement that remain in dispute. Any final, written determination of the Independent Valuation Expert with respect to the Fair Market Value of the Transferred Assets, and any final, written determination of the Independent Accountant as to any other matters in the Notice of Disagreement, shall, absent fraud or manifest error, be conclusive and binding upon the Ceding Company and the Reinsurer, shall not be subject to review by a court or other tribunal and shall have the same force and effect as an arbitration award governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. The “Final Statement of Net Settlement” means the Initial Statement of Net Settlement as made final and binding either pursuant to Section 2.04(c) or after it has been modified to reflect any revisions thereto made through the mutual agreement of the Reinsurer and the Ceding Company or through the determination of the Independent Valuation Expert or the Independent Accountant, as applicable, pursuant to this Section 2.04(f).
(g)The cost of each of the Independent Valuation Expert’s and the Independent Accountant’s review and determination shall be shared equally by the Ceding Company and the Reinsurer. During any review by the Independent Valuation Expert or the Independent Accountant, the Ceding Company and the Reinsurer shall each make available to the Independent Valuation Expert or the Independent Accountant, as applicable, such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Valuation Expert or the Independent Accountant, as applicable, to fulfill its obligations under Section 2.04(f); provided, however, that the independent accountants of the Ceding Company or the Reinsurer shall not be obligated to make any working papers available to the Independent Valuation Expert or the Independent Accountant unless and until the Independent Valuation Expert or the Independent Accountant, as the case may be, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. In acting under this Agreement, each of the Independent Valuation Expert and the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 2.04 represent the sole and exclusive method for determining the Final Statement of Net Settlement.
Section 2.05 Post-Closing Payments.
(a)The following adjustments will be made with respect to the transactions contemplated by the Coinsurance Agreement based on the amounts set forth on the Final Statement of Net Settlement:
(i)if the Estimated Total Net Settlement Amount exceeds the Total Net Settlement Amount as reflected on the Final Statement of Net Settlement, the Reinsurer shall, within ten Business Days of the determination thereof, transfer or cause to be transferred to the Ceding Company (which may be by transfer from the Trust Accounts to the extent permitted pursuant to the Coinsurance Agreement and Trust Agreements) an amount of cash equal to such excess, together with interest thereon from and including the date on which the Closing Date falls to but not including the date of such transfer computed at the Closing Interest Rate, by wire transfer of immediately available funds, to an account or accounts designated by the Ceding Company;
(ii)if the Total Net Settlement Amount as reflected on the Final Statement of Net Settlement exceeds the Estimated Total Net Settlement Amount, the Ceding Company shall, within ten Business Days of the determination thereof, transfer to the Reinsurer an amount of cash equal to such excess, together with interest thereon from and including the date on which the Closing Date falls to but not including the date of such transfer computed at the Closing Interest Rate, by wire transfer of immediately available funds, to an account or accounts designated by the Reinsurer;
(iii)if the aggregate Fair Market Value of the Transferred Assets as reflected on the Final Statement of Net Settlement exceeds the aggregate Fair Market Value of the Transferred Assets as reflected on the Estimated Statement of Net Settlement, the Reinsurer shall, within ten Business Days of the determination thereof, transfer or cause to be transferred to the Ceding Company (which may be by transfer from the Trust Accounts to the extent permitted pursuant to the Coinsurance Agreement and Trust Agreements) an amount of cash equal to such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the Closing Interest Rate, by wire transfer of immediately available funds; and
(iv)if the aggregate Fair Market Value of the Transferred Assets as reflected on the Estimated Statement of Net Settlement exceeds the aggregate Fair

Market Value of the Transferred Assets as reflected on the Final Statement of Net Settlement, the Ceding Company shall, within ten Business Days of the determination thereof, transfer to the Reinsurer an amount of cash equal to such excess, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at the Closing Interest Rate, by wire transfer of immediately available funds, to an account or accounts designated by the Reinsurer.
Section 2.06 Accrued Income. From and after the Closing Date, the Ceding Company shall transfer to the respective Trust Accounts (as directed by the Reinsurer) any interest or distributions received by the Ceding Company or its Affiliates in respect of any Transferred Asset.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Reinsurer by the Ceding Company concurrently with the execution and delivery of this Agreement (the “Ceding Company Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Ceding Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Ceding Company Disclosure Schedule to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto), the Ceding Company hereby makes the following representations and warranties to the Reinsurer as of the date hereof and as of the Closing Date; provided, however, that any representations and warranties that are made as of a specific date or as of the date hereof are made only as of such date:
Section 3.01 Organization, Standing and Authority. The Ceding Company (i) is an insurance company duly organized, validly existing and in good standing under the laws of the State of Maine, (ii) has all corporate or other entity power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets, and (iii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of the Business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except, in the case of clauses (ii) and (iii) above, where the failure to be in good standing or to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.02 Authorization. The Ceding Company has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by the Ceding Company of each of the Transaction Agreements to which it is or will be a party and the consummation by the Ceding Company of the transactions contemplated by each of the Transaction Agreements to which it is or will be a party have been duly authorized by all requisite corporate or other similar organizational action on the part of the Ceding Company. Each of the Transaction Agreements to which the Ceding Company is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Ceding Company. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Ceding Company is or will be a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Enforceability Exceptions”).
Section 3.03 No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained or taken, the execution and delivery by the Ceding Company of, and the performance and consummation by the Ceding Company of the transactions contemplated by, the Transaction Agreements to which the Ceding Company is or will be a party do not and will not, with or without the giving of notice or passage of time or both, and would not reasonably be expected to (a) violate or conflict with the organizational documents of the Ceding Company, (b) subject to the Governmental Approvals referred to in Section 3.04, conflict with or violate any Applicable Law or Governmental Order applicable to the Ceding Company or by which the Ceding Company or any of its properties, assets or rights is bound or subject, (c) violate, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien on any of the assets, properties or rights of the Ceding Company pursuant to, any Contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Ceding Company is a party or pursuant to which the Ceding Company or any of its properties, assets or rights is bound or subject or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any Ceding Company Permit, except, in the case of clauses (b), (c) and (d) of this Section 3.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.04 Consents and Approvals. Except for the approvals, consents, non-objections, filings and notifications of or with (a) Governmental Authorities that are set forth in Section 3.04(a) of the Ceding Company Disclosure Schedule and (b) third parties (other than Governmental Authorities) that are set forth in Section 3.04(b) of the Ceding Company Disclosure Schedule, the execution and delivery by the Ceding Company of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance and consummation by the Ceding Company of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is or will be a party, do not and will not require (i) any consent, approval, waiver, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) or (ii) any consent, agreement, approval, authorization, or waiver of, to or by any third party (other than a Governmental Authority) (each a “Third Party Consent”), in each case, to be obtained or made by the Ceding Company, except for any Governmental Approvals or Third Party Consents that if not obtained or made, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business.
Section 3.05 Certain Contracts.
(a)Section 3.05(a) of the Ceding Company Disclosure Schedule lists each Material Contract to which the Ceding Company or any of its Affiliates is a party or by which it is bound. The term “Material Contract” means all of the following types of Contracts (other than the Affiliate Reinsurance Agreements, neither of which shall be a “Material Contract” for purposes of this Agreement):
(i)any Contract that (A) contains a material restriction on the ability of the Ceding Company to solicit specified customers or prospective customers for the buy-out or amendment of any Reinsured Policy or (B) limits in any way the ability of the Ceding Company to engage in the conduct of the Business as currently conducted;
(ii)any indemnification agreement or guarantee involving the Reinsured Policies or Reinsured Liabilities;
(iii)any Contract under which the Ceding Company or any of its Affiliates provides an undertaking, arrangement (including any benefit option) or commitment with respect to the Business to or with any Governmental Authority;
(iv)any Contract for the provision of administrative services with respect to the Business in any material respect;
(v)any Contract to which the Ceding Company is a party pursuant to which it has ceded (or assumed) any Reinsured Liabilities; and
(vi)any Contract between the Ceding Company and any of its Affiliates material to the Reinsured Policies or the Business.

(b)True, correct and complete copies of each of the Material Contracts, including in each case all amendments and addenda thereto, have been made available to the Reinsurer. Each of the Material Contracts is in full force and effect and is the valid and binding obligation of the Ceding Company and each Affiliate of the Ceding Company party thereto and, to the Knowledge of the Ceding Company, each other party thereto, subject to the Enforceability Exceptions. None of the Ceding Company or any Affiliate of the Ceding Company that is party thereto, nor, to the Knowledge of the Ceding Company, any other Person that is a party thereto, is or has been (or, with the giving of notice or the lapse of time or both, will be), in any material respect, in violation or breach of or default under any of the Material Contracts. With effect as of the Effective Time, no Liabilities that constitute Reinsured Liabilities shall be ceded to any Affiliate of the Ceding Company and Reinsured Liabilities ceded to any Affiliates of the Ceding Company as of the date hereof shall be recaptured. Neither the Ceding Company nor any Affiliate of the Ceding Company that is a party thereto has received written notice, or to the Knowledge of the Ceding Company, received any oral notice, of termination or non-renewal of any Material Contract, or of an intent or reservation of right to cancel, terminate, close-out or not renew any Material Contract. Except as disclosed at Section 3.05(b) of the Ceding Company Disclosure Schedule, no material consent is required to be obtained by the Ceding Company or any of its Affiliates nor is any material notice required to be given by the Ceding Company or any of its Affiliates under any Material Contract in connection with the completion of the transactions contemplated the Transaction Agreements.
Section 3.06 Seriatim Information; Policy Forms.
(a)Except as set forth in Section 3.06(a) of the Ceding Company Disclosure Schedule, (i) the factual information and data (A) set forth in the data fields contained in files 1.1.4.2 and 2.1.2.2 of the Data Room (“Seriatim File”) and (B) relating to the Reinsured Policies provided to Reinsurer prior to the date of this Agreement contained in Schedule V (the “Specified Data”), was: (1) true, complete and accurate in all material respects as of the date prepared subject to any expressly stated limitations, assumptions and qualifications for each data field contained in the Seriatim File or the Specified Data, as applicable and, to the extent applicable, was based upon a complete inventory of the in-force Reinsured Policies, (2) derived from the Books and Records, (3) generated from the same underlying sources and systems that were utilized to prepare the Ceding Company’s audited annual financial statements for the year ended December 31, 2023 and (4) computed in all material respects in accordance with SAP consistently applied and (ii) Schedule III-A and Schedule III-B, together, reflect an inventory of Reinsured Policies in force as of September 30, 2024 that was accurate in all material respects as of the date provided and the Ceding Company is not aware of any errors in such inventory since such date. Except as set forth in Section 3.06(a) of the Ceding Company Disclosure Schedule, to the Knowledge of the Ceding Company, the Ceding Company is not aware of any omissions, errors, deviations, revisions, discrepancies or information which would render the Specified Data or data used in the Seriatim File to be inaccurate, erroneous or incomplete, in each case, in any material respect. Since the date of their preparation, no material errors have been discovered in the Specified Data or the Seriatim File.
(b)The Reinsured LTC Policies listed in the Seriatim File are solely with respect to policyholders of age 80 or above, determined as of September 30, 2024.
(c)Except as set forth in Section 3.06(c) of the Ceding Company Disclosure Schedule, the factual information and data set forth in the data fields contained in files 1.1.3.4, 2.1.1.3, 2.1.1.12 and 2.1.1.13 of the Data Room (the “Unum Model”) was: (1) true, complete and accurate in all material respects as of the date provided, subject to any expressly stated limitations, assumptions and qualifications for each data field contained in the Unum Model and, to the extent applicable, was based upon a complete inventory of the in-force Reinsured Policies, (2) derived from the Books and Records, (3) generated from the same underlying sources and systems that were utilized to prepare the Ceding Company’s audited annual financial statements for the year ended December 31, 2023 and (4) computed in all material respects in accordance with SAP consistently applied. Except as set forth in Section 3.06(c) of the Ceding Company Disclosure Schedule: (i) the Unum Model was prepared using existing modeling procedures consistent in all material respects with Ceding Company’s past practice; (ii) all updates and supplements to the Unum Model prepared by or on behalf of Ceding Company have been provided to the Reinsurer; (iii) specific to the Reinsured Policies, the Unum Model’s actuarial calculations produce, in all material respects, the same projected premium, paid benefit and expense cash flows as the Ceding Company’s production valuation model that supports Unum Group’s GAAP financial statements; and (iv) since the date the Unum Model was provided, no material errors have been discovered in the Unum Model.
(d)With respect to the Reinsured IDI Policies (i) each of the Seriatim File and the Unum Model reflects, to the extent applicable, the impact of the Inuring Reinsurance (as defined in the Coinsurance Agreement) and excludes the impact of the Non-Inuring Reinsurance (as defined in the Coinsurance Agreement) and (ii) no reinsurer that is a party to any Inuring Reinsurance has the unilateral right to raise premium rates or change allowances or reinsured obligations under the Reinsured IDI Policies.
(e)The Ceding Company has made available to the Reinsurer samples of, which are in all material respects representative of, all policy forms, riders, endorsements and supplements pertaining to the Reinsured Policies and all forms of amendments and certificates pertaining thereto (collectively, the “Policy Forms”). The Policy Forms are set forth in Folders 1.1.5, 1.2.1.10 and 2.1.3 of the Data Room and all such Policy Forms comply in all material respects with Applicable Law.
(f)All Reinsured Policies were issued in all material respects in accordance with Ceding Company’s or its applicable Affiliate’s underwriting guidelines and standards applicable to such policies at the time of issuance of such Reinsured Policy. The Reinsured Policies do not provide for any policyholder dividends.

(g)The Reinsured Policies do not contain any non-guaranteed elements or discretion with respect to future premiums or benefits under the Reinsured Policies. Other than as expressly set forth in the Policy Forms, the Reinsured Policies do not contain any alternate plans of care or contingent benefits.
(h)The Effective Time Adjusted Statutory Reserves figure was calculated consistent with the reserves being released in connection with the transactions contemplated by the Transaction Agreements by the Ceding Company, with respect to the Reinsured LTC Policies, and by PLA, with respect to the Reinsured IDI Policies, as of the Effective Date for purposes of their statutory financial statements.
Section 3.07 Absence of Litigation.
(a)Section 3.07(a) of the Ceding Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of (i) all Actions pending against the Ceding Company with respect to the Business and (ii) to the Knowledge of the Ceding Company, all Actions threatened in writing by an attorney on behalf of a client with respect to the Business since January 1, 2022. Except as disclosed in Section 3.07(a) of the Ceding Company Disclosure Schedule, there is no Action pending or threatened against the Ceding Company or any assets, properties, rights or privileges of Ceding Company, which would, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.
(b)Except as disclosed in Section 3.07(b) of the Ceding Company Disclosure Schedule, as of the date hereof (i) there is no Action pending for which class action status has been sought or granted against the Ceding Company relating to the Business from the applicable Governmental Authority before which such Action has been brought, and (ii) since January 1, 2022, the Ceding Company has not received written notice from any law firm threatening the commencement of a putative class action lawsuit against the Ceding Company relating to the Business.
Section 3.08 Transferred Assets.
(a)As of the date hereof, the Ceding Company has, and, as of the Closing Date, the Ceding Company will have, good, valid and marketable title to all Transferred Assets, including immediately prior to the transfer of such assets to the Trust Accounts pursuant to Section 2.03(b), free and clear of any Lien, other than interests of nominees, custodians or similar intermediaries and Liens imposed under Applicable Law. Good, valid and marketable title to the Transferred Assets will pass to the Reinsurer (or the Trustee, as applicable) at the Closing, free and clear of any Lien, other than interests of nominees, custodians or similar intermediaries and Liens imposed under Applicable Law. The Transferred Assets are permissible investments for the Ceding Company and comply in all material respects with all Applicable Laws governing the admittance of assets for insurance companies. Except as set forth on Section 3.08 of the Ceding Company Disclosure Schedule,

none of the Transferred Assets are in arrears or in default in the payment of principal or interest or dividends or has been or, to the Knowledge of the Ceding Company, should have been classified as non-performing, non-accrual, ninety (90) days past due, as still accruing and doubtful of collection, as in foreclosure or any other comparable classification, or are impaired to any extent.
(b)None of the Transferred Assets constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.
Section 3.09 Compliance with Applicable Law. Except as disclosed in Section 3.09 of the Ceding Company Disclosure Schedule:
(a)The Ceding Company is and, since January 1, 2022 has been, in compliance in all material respects with all Applicable Laws with respect to the conduct of the Business. The Ceding Company (i) has not, since January 1, 2022, committed any breach or violation of Applicable Law that has resulted in, or would reasonably be expected in the future to result in, any penalty, fine, assessment damages, suspension or loss of any Ceding Company Permit, or any other adverse remedial action with respect to the Business, (ii) has not at any time since January 1, 2022, received any written or, to the Knowledge of the Ceding Company, oral, notice or other communication from any Governmental Authority or has paid or incurred any penalty or fine imposed by a Governmental Authority, in each case regarding any actual or alleged violation of, or failure to comply with, any Applicable Law in connection with the Business, or (iii) to the Knowledge of the Ceding Company, is not under investigation, examination or audit with respect to any violation of any Applicable Law in connection with the Business, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.
(b)All deficiencies or violations with respect to the Business in all reports of examinations of the affairs of the Ceding Company (including financial, market conduct and similar examinations) issued by any Insurance Regulator to the Ceding Company since January 1, 2022 have been resolved to the satisfaction of the Insurance Regulator that noted such deficiencies or violations, except for any such deficiencies or violations that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business.
(c)There are no, and since January 1, 2022 have not been any, Governmental Orders or settlement agreements relating to the Business in effect against or involving the Ceding Company under which the Ceding Company has any continuing obligation.
(d)None of the Ceding Company, its Affiliates, or any of their respective directors, officers, employees or agents that will act in any capacity in connection with the transactions contemplated by this Agreement is a Sanctioned Person. None of the policyholders, or to the Knowledge of the Ceding Company, any other insured parties or beneficiaries, of the Reinsured Policies or Reinsured Liabilities are Sanctioned Persons.
Section 3.10 Permits. The Ceding Company owns, holds or possesses and maintains in full force and effect all permits, licenses, approvals, authorizations, consents and registrations that are necessary to entitle it to own or lease, operate and use its assets or properties and to carry on and conduct the Business as conducted as of the date hereof in each of the jurisdictions in which such business is so operated and conducted (collectively, “Ceding Company Permits”). Section 3.10 of the Ceding Company Disclosure Schedule sets forth a true, complete and correct list of all Ceding Company Permits. The Ceding Company is and, since January 1, 2022 has been, in material compliance with all of the terms and requirements of each such Ceding Company Permit. The Ceding Company has not at any time since January 1, 2022 received any written or, to the Knowledge of the Ceding Company, oral, notice or other communication from any Governmental Authority regarding (a) any actual, alleged or potential revocation, withdrawal, suspension, termination, cancellation, nonrenewal of, or material modification or impairment to, any such Ceding Company Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Authority or that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business or (b) any actual, alleged or potential material violation of, or failure to comply with, the terms or requirements of any such Ceding Company Permit. Except as set forth in Section 3.10 of the Ceding Company Disclosure Schedule, (i) all such material Ceding Company Permits are valid and in full force and effect and (ii) the Ceding Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such material Ceding Company Permit.
Section 3.11 Insurance Matters.
(a)The Ceding Company has filed all reports, statements, registrations, filings, notices or submissions required to be filed or otherwise submitted with any Governmental Authority in connection with the Business since January 1, 2022 and (x) all such reports, statements, registrations, filings, notices or submissions were accurate in all material respects when filed, were timely filed and complied in all material respects with Applicable Law when filed or as amended or supplemented and (y) no deficiencies or violations have been asserted by any Governmental Authority with respect to such reports, statements, registrations, filings, or submissions, in each case to the extent relating to the Business, that have not been resolved to the satisfaction of the applicable Governmental Authority or that would, individually or in the aggregate, reasonably be expected to be material and adverse to the Business. Except for Premium Rate Increase Filings and related submissions and approvals, the Ceding Company has made available to the Reinsurer (i) copies of all material reports, statements, registrations, filings, notices or submissions (including reports, statements, registrations, filings, notices or submissions as a member of an insurance holding company system) relating to the Business and any supplements or amendments thereto filed since January 1, 2022 by the Ceding Company with any Insurance Regulator and (ii) copies of all reports of examinations of the affairs of the Ceding Company (including financial, market conduct and similar examinations) issued by any Insurance Regulator to the Ceding Company issued since January 1, 2022, to the extent relating to the Business. Except as set forth in Section 3.11(a) of the Ceding Company Disclosure Schedule, the Ceding Company is not, as of the date hereof, subject to any pending financial or market conduct examination by an Insurance Regulator relating to the Business.
(b)Except as set forth in Section 3.11(b) of the Ceding Company Disclosure Schedule, any application form, rates, form of insurance policy or written advertising material utilized by the Ceding Company with respect to the Business, the use of which requires or, at the time of issuance required, filing or approval, has been appropriately filed and, if required, approved by the Insurance Regulator of any state in which such application form, rate, form of insurance policy or advertising material is required to be filed and (as applicable) approved or not objected to by such authorities within the period provided for approval or objection, except for failures to effect such filings or secure such approvals that are not material to the Business. Since January 1, 2022, no material deficiencies have been asserted by any Governmental Authority with respect to any filings referred to in the first sentence of this Section 3.11(b) that have not been cured or otherwise resolved. All such application forms, rates, forms of insurance policies and advertising materials are utilized in compliance in all material respects with all Applicable Laws and within the scope of the approvals (if any) received with respect thereto. All such application forms, rates, forms of insurance policies and advertising materials have been issued, maintained and serviced in accordance, in all material respects, with their terms. All benefits claimed by any Person or otherwise due, payable, or required to be paid, and all cash values, charges and other amounts required to be calculated, under any Reinsured Policy included in the Business have in all material respects since January 1, 2022 been paid (or provision for payment thereof has been made) or calculated, as the case may be, in accordance with Applicable Law in all material respects and the terms of the policies or contracts under which they arose, any such payments were not materially delinquent and were paid (or will be paid) prior to Closing without fines or penalties, except for any such claim for benefits for which the Ceding Company reasonably believes or believed that there is, or was at the time of contesting, a reasonable basis to contest payment and is taking or took such action and except for any such claim for benefits the payment of which has been denied or contested in the ordinary course of business. None of the marketing, issuance, underwriting or terms of any of the Reinsured Policies violate in any material respect Applicable Law, including with respect to discrimination against any policyholder or applicant on the basis of race, color or national origin.
Section 3.12 Premium Rate Increases.

(a)The Ceding Company has made available to the Reinsurer all material information with respect to its rate increase filing practices and procedures, as well as the results of such rate increase requests. Except as set forth in Section 3.12(a) of the Ceding Company Disclosure Schedule, Folders 1.1.2.19 and 1.1.2.20 of the Data Room set forth a true and complete list of all Premium Rate Increase Filings (by state) that have been made by the Ceding Company since January 1, 2022 with respect to the Reinsured LTC Policies with any Insurance Regulator or any other Governmental Authority (the “Previous Premium Rate Increases”), and the rate increases, or other policy changes offered to policyholders as alternatives to rate increases, approved by such Governmental Authorities with respect to the Reinsured LTC Policies (the “Approved Rate Increases”). Since January 1, 2022, the Ceding Company has pursued rate increases relating to the Reinsured LTC Policies in a manner consistent with such practices and procedures provided by the Ceding Company to the Reinsurer pursuant to the first sentence of this Section 3.12(a), and such practices comply in all material respects with Applicable Law. Except as set forth in Folder 1.1.2.20 of the Data Room, the Approved Rate Increases were implemented, or are in the process of being implemented, by the Ceding Company according to the terms of the approvals containing the Approved Rate Increases in all material respects. Any premium rates required to be filed with or approved by any Governmental Authority with respect to the Reinsured LTC Policies since January 1, 2022 have been so filed or approved.
(b)Except as set forth in Section 3.12(b) of the Ceding Company Disclosure Schedule, there are no commitments, agreements, or understandings, whether written or, to the Knowledge of the Ceding Company, oral, between the Ceding Company and any Insurance Regulator or other Governmental Authority, or any Governmental Order to which the Ceding Company is a party or otherwise bound, in connection with any such Governmental Authority’s approval of Previous Premium Rate Increases.
(c)Folder 1.1.2.20 of the Data Room sets forth a true and complete list of all Premium Rate Increase Filings submitted and pending decision of any Insurance Regulator or other Governmental Authority as of the date therein indicated.
(d)Section 3.12(d) of the Ceding Company Disclosure Schedule sets forth a true and complete list of all currently planned Premium Rate Increase Filings (by state, policy form and including amounts) (the “Planned Premium Rate Increases”).
Section 3.13 Financial Statements.
(a)The Ceding Company has previously delivered to the Reinsurer copies of (i) the audited annual statutory financial statements of the Ceding Company as of and for each of the years ended December 31, 2021, December 31, 2022 and December 31, 2023; (ii) the unaudited statutory financial statements of the Ceding Company as of and for the quarter ended September 30, 2024; and (iii) the annual statement of the Ceding Company filed with the Bureau of Insurance of the State of Maine for each of the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 (including the actuarial opinions given in connection with such annual statements) (the statements described in clauses (i)-(iii), collectively, the “Ceding Company Statutory Statements”). Except as set forth in Section 3.13(a) of the Ceding Company Disclosure Schedule, the Ceding Company Statutory Statements were, and the financial statements to be delivered by the Ceding Company pursuant to Section 6.11, when so delivered, will be, prepared based on information reflected in the Books and Records and in accordance with SAP, applied on a consistent basis for the periods presented, and, except as set forth in Section 3.13(a) of the Ceding Company Disclosure Schedule, present fairly (or, in the case of the financial statements to be delivered by the Ceding Company pursuant to Section 6.11, when so delivered, will present fairly), in all material respects, the statutory financial position of the Ceding Company, including the admitted assets, liabilities and capital and surplus of the Ceding Company at their respective dates and the results of operations, changes in surplus and cash flows of the Ceding Company at and for the periods indicated, subject, in the case of the financial statements referenced in clause (ii) above or any other such unaudited financial statements to be delivered with respect to a quarter ending other than on December 31, to normal year-end adjustments. The Ceding Company did not and, in the case of the financial statements to be delivered by the Ceding Company pursuant to Section 6.11, will not, utilize any permitted practices in the preparation of such financial statements other than those set forth therein.
(b)The Ceding Company has devised and maintained systems of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the financial reporting of the Ceding Company and the preparation of financial statements for external purposes in accordance with SAP. To the Knowledge of the Ceding Company, there are no material weaknesses in the internal control over financial reporting of the Ceding Company.
Section 3.14 Reserves. Liability and reserve balances established or reflected in the Ceding Company Statutory Statements, as of their respective dates, (i) have been computed by the Ceding Company in accordance with generally accepted actuarial standards applicable to the Ceding Company and applicable SAP, consistently applied under the Applicable Laws of Ceding Company’s jurisdiction of incorporation or domicile, (ii) met the requirements of Applicable Law including the insurance law and regulation of the State of Maine, (iii) are based on actuarial assumptions which produce reserves at least as great as statutory minimum requirements and (iv) include provision for all actuarial reserves and related statement items which ought to be established by the Ceding Company pursuant to SAP.
Section 3.15 No Undisclosed Material Liabilities. The Business does not have any material Liabilities of a type that are required to be set forth on a balance sheet prepared in accordance with SAP, except (a) as set forth in Section 3.15 of the Ceding Company Disclosure Schedule, (b) Liabilities disclosed or reserved against in the Ceding Company Statutory Statements, or (c) Liabilities that were incurred after September 30, 2024 in the ordinary course of business and would not reasonably be expected to be materially adverse to the Ceding Company with respect to the Business, taken as a whole.
Section 3.16 Books and Records. Except as disclosed in Section 3.16 of the Ceding Company Disclosure Schedule, the Books and Records (a) have been maintained in accordance with Applicable Law and sound business practices and (b) accurately and completely present and reflect, in all material respects, the Business and all transactions and actions related thereto.
Section 3.17 Absence of Certain Changes or Events. Except as disclosed in Section 3.17 of the Ceding Company Disclosure Schedule, since December 31, 2023, the Ceding Company has, or its applicable Affiliates have, (i) conducted the Business in the ordinary course consistent with past practice and, in all material respects, in accordance with Applicable Laws with respect to the issuance and administration of the Reinsured Policies and (ii) without limiting the generality of the foregoing:
(a)There has not been any event, circumstance, development, change or effect or combination thereof that constitutes, or that would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;
(b)The Ceding Company and its applicable Affiliates have not made any material change in accounting, financial, reserving, underwriting, claims administration, investment management (including changes in applicable investment guidelines) or hedging methods, policies, principles or practices applicable to the Business or the investments supporting the Business, except for changes that are required by SAP or Applicable Law;
(c)The Ceding Company has not taken any action or failed to take any action that, in each case, would require the consent of the Reinsurer pursuant to Sections 6.01(a), (b), (d), (l) or (r) if taken after the date hereof; and
(d)Except for Buyout Settlements, Buyout Payments and Policy Options in connection with rate increases and for (i) the actions and recommendations of the agents, general agents or brokers of the Ceding Company or its Affiliates, acting independently and not at the direction of the Ceding Company or its Affiliates, (ii) any actions required by Applicable Law or required or requested in writing by a Governmental Authority with competent jurisdiction over the Ceding Company or the Reinsured Policies, (iii) general solicitations or marketing efforts not targeted at Policyholders, or issuance of policies to any Person who contacts the Ceding Company or any of its Affiliates on his or her own initiative without solicitation or as a result of such general solicitations or marketing efforts and (iv) providing notices to Policyholders required by Applicable Law or a Governmental Authority, the Ceding Company and its applicable Affiliates have not, directly or indirectly, undertaken, solicited, sponsored, knowingly and intentionally encouraged or supported any exchange program in respect of the Reinsured Policies or otherwise targeted in a directed, programmatic or systematic manner the Reinsured Policies for replacement or taken any actions with respect to the Reinsured Policies designed or intended to cause Policyholders of the Reinsured Policies to surrender or lapse or otherwise exchange a Reinsured Policy for another policy .
Section 3.18 Product Tax Matters. The Tax treatment of each Reinsured Policy (including any Reinsured Policy provided by a rider on or as part of a life insurance contract or an annuity contract which is treated as a separate contract under Section 7702B(e) of the Code) is not, and since the time of issuance (or subsequent modification) has not been, materially less favorable to the purchaser, account holder, or other holder or intended beneficiary thereof than the Tax treatment either (a) that was purported to apply in the written materials provided at the time of issuance (or any subsequent modification) of such Reinsured Policy or (b) for which such Reinsured Policy was designed to qualify at the time of issuance (or subsequent modification). For purposes of this Section 3.18, the provisions of law relating to the Tax treatment of the Reinsured Policies shall include, but shall not be limited to, section 7702B of the Code. The Ceding Company and its Affiliates have complied with the Tax reporting and withholding requirements applicable to Reinsured Policies in all material respects. There are no Reinsured Policies provided by a rider on or as part of a life insurance contract for purposes of Section 7702B(e) of the Code. There are no material outstanding, pending or threatened audits or other administrative or judicial actions by any Governmental Authority with regard to, or related to, the Tax treatment of the Reinsured Policies.
Section 3.19 Cybersecurity. Except as disclosed in Section 3.19 of the Ceding Company Disclosure Schedule, to the Knowledge of the Ceding Company, the collection, storage, use and dissemination of any Personal Data in connection with the conduct of the Business is in compliance in all material respects with all applicable Privacy and Data Security Law. Each of the Ceding Company and each Affiliate of the Ceding Company engaged in the Business uses commercially reasonable measures designed to protect the secrecy of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any other Person. Except as disclosed in Section 3.19 of the Ceding Company Disclosure Schedule or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Ceding Company, since January 1, 2022, neither the Ceding Company nor any Affiliate of the Ceding Company has had a breach of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data related to the Business and, with respect to any such breach or incident, the Ceding Company or applicable Affiliate of the Ceding Company has complied with all data breach notification and related obligations under any applicable Privacy and Data Security Law and has taken reasonable corrective action to prevent recurrence of the foregoing.
Section 3.20 Escheat.

(a)The Ceding Company has complied in all materials respects with all Escheat Laws that are or were applicable to the Ceding Company with respect to the Business.
(b)The Ceding Company has previously made available to the Reinsurer the SSDMF-related state protocols used by the Ceding Company.
Section 3.21 Administrative Manuals. The Ceding Company had provided to the Reinsurer true, complete and accurate copies of all administrative procedures set forth in Folder 1.2.1 of the Data Room as currently in effect with respect to the Reinsured LTC Policies. Except as set forth in Section 3.21 of the Ceding Company Disclosure Schedules, since January 1, 2022, the Ceding Company has administered the Reinsured Policies in all material respects in accordance with Applicable Law, the terms of the Reinsured Policies and the administrative policies of the Ceding Company in effect at such time. Other than pursuant to the terms set forth on the applicable Policy Forms or as otherwise set forth in the administrative procedures described in Section 3.21 of the Ceding Company Disclosure Schedule, since January 1, 2022, the Ceding Company has not (i) waived any premium or extended or otherwise modified grace periods with respect to premiums or (ii) modified any policies or practices with respect to lapsation, reinstatement or benefits adjudication in each case, in respect of the Reinsured Policies.
Section 3.22 Ceded Reinsurance. Except for the Affiliate Reinsurance Agreements and as otherwise set forth in Section 3.22 of the Ceding Company Disclosure Schedule, there are no, and since January 1, 2022 have not been any, in force reinsurance agreements with respect to the Business.
Section 3.23 Brokers and Finders. Except for fees and commissions payable solely by the Ceding Company and its Affiliates, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Ceding Company or any of its Affiliates.
Section 3.24 Sanctions. The Ceding Company maintains policies and procedures reasonably designed to ensure compliance by it with Applicable Anti-Money Laundering Laws and Sanctions, in each case, applicable to it. As of the most recent routine scan conducted in accordance with the Ceding Company’s policies and procedures prior to the date hereof, neither the Ceding Company nor its directors, employees, or any policyholders or any other insured parties and current beneficiaries, of the Reinsured Policies and Reinsured Liabilities are Sanctioned Persons

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE REINSURER
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Ceding Company by the Reinsurer concurrently with the execution and delivery of this Agreement (the “Reinsurer Disclosure Schedule”) (it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Reinsurer Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Reinsurer Disclosure Schedule to which the relevance of such item is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto), the Reinsurer hereby makes the following representations and warranties to the Ceding Company as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties shall be deemed made as of such specific date):
Section 4.01 Organization, Standing and Authority. The Reinsurer is an insurance company duly organized, validly existing and in good standing under the laws of Bermuda. The Subsidiary Grantor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each of the Reinsurer and the Subsidiary Grantor (i) has all corporate or other entity power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (ii) is duly qualified to do business as a foreign or alien corporation, as the case may be, in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except, in each case, where the failure to be in good standing, to have such power or authority or to so qualify, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect.
Section 4.02 Authorization. Each of the Reinsurer and the Subsidiary Grantor has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its respective obligations under, each of the Transaction Agreements to which it is or will be a party. The execution and delivery by each of the Reinsurer and the Subsidiary Grantor of each of the Transaction Agreements to which it is or will be a party and the consummation by the Reinsurer and the Subsidiary Grantor of the transactions contemplated by each of the Transaction Agreements to which it is or will be a party have been duly authorized by all requisite corporate or other similar organizational action on the part of the Reinsurer or the Subsidiary Grantor, as applicable. Each of the Transaction Agreements to which the Reinsurer or the Subsidiary Grantor is a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Reinsurer or the Subsidiary Grantor, as applicable. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Reinsurer or the Subsidiary Grantor is or will be a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Reinsurer or the Subsidiary Grantor, as applicable, enforceable against it in accordance with its terms, subject in each case to the Enforceability Exceptions.
Section 4.03 No Conflict or Violation. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, the execution and delivery by each of the Reinsurer and the Subsidiary Grantor of, and the performance and consummation by the Reinsurer and the Subsidiary Grantor of the transactions contemplated by, the Transaction Agreements to which the Reinsurer or the Subsidiary Grantor is or will be a party do not and will not, with or without the giving of notice or passage of time or both, and would not reasonably be expected to (a) violate or conflict with the organizational documents of the Reinsurer or the Subsidiary Grantor, as applicable, (b) subject to the Governmental Approvals referred to in Section 4.04, conflict with or violate any Applicable Law or Governmental Order applicable to the Reinsurer or the Subsidiary Grantor, as applicable, or by which the Reinsurer, the Subsidiary Grantor or their respective properties, assets or rights is bound or subject, (c) violate, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien on any of the assets, properties or rights of the Reinsurer or the Subsidiary Grantor, as applicable, pursuant to any Contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Reinsurer or the Subsidiary Grantor, as applicable, is a party or pursuant to which it or any of their respective properties, assets or rights is bound or subject or (d) result in a breach or violation of any of the terms or conditions of, result in a default under, or otherwise cause an impairment or revocation of, any material Reinsurer Permit, except, in the case of clauses (b), (c) and (d) of this Section 4.03, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect.
Section 4.04 Consents and Approvals. Except for the approvals, consents, non-objections, filings and notifications of or with (a) Governmental Authorities that are set forth in Section 4.04(a) of the Reinsurer Disclosure Schedule and (b) third parties (other than Governmental Authorities) that are set forth in Section 4.04(b) of the Reinsurer Disclosure Schedule, the execution and delivery by each of the Reinsurer and the Subsidiary Grantor, as applicable, of this Agreement and the other Transaction Agreements to which it is or will be a party, and the performance and consummation by each of the Reinsurer and the Subsidiary Grantor, as applicable, of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is or will be a party, do not and will not require (i) any Governmental Approval or (ii) any Third Party Consent, in each case, to be obtained or made by the Reinsurer, the Subsidiary Grantor or any of their Affiliates, except for any

Governmental Approvals or Third Party Consents, in each case, to be obtained by the Reinsurer or the Subsidiary Grantor that if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Reinsurer Material Adverse Effect. Section 4.04(c) of the Reinsurer Disclosure Schedule sets forth all of the commitments the Reinsurer has previously made to the Bermuda Monetary Authority in respect of the transactions contemplated by this Agreement and the other Transaction Agreements.
Section 4.05 Absence of Litigation. There are no Actions pending or, to the Knowledge of the Reinsurer, threatened against the Reinsurer or any of its Affiliates that (i) question the legality of the transactions contemplated by any of the Transaction Agreements or (ii) as of the date hereof, individually or in the aggregate, would reasonably be expected to have a Reinsurer Material Adverse Effect.
Section 4.06 Permits.
(a)The Reinsurer (i) holds, or as of the Closing Date will hold, all registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities that are necessary for the reinsurance of the Business and to own or use its assets and properties to the extent relating to the reinsurance of the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Reinsurer Material Adverse Effect (collectively, the “Reinsurer Permits”) and (ii) is in compliance in all material respects with all Reinsurer Permits.
(b)Since January 1, 2022, the Reinsurer has not received any notice, whether written or oral, or other communication from any Governmental Authority, regarding any actual, alleged or potential violation of, or failure to comply with, any material terms or requirements of any such Reinsurer Permit.
Section 4.07 Financial Statements.
(a)The Reinsurer has previously delivered to the Ceding Company copies of (i) the audited annual GAAP financial statements of the Reinsurer as of and for the year ended December 31, 2023, as filed with the Bermuda Monetary Authority (the “Reinsurer Audited Statements”); (ii) the unaudited annual statutory financial statements of the Reinsurer as of and for the year ended December 31, 2023; and (iii) the unaudited balance sheet and income statement of the Reinsurer as of and for the nine-month period ended September 30, 2024, prepared in accordance with GAAP (the “Reinsurer Unaudited Statements” and, collectively, the “Reinsurer Statements”). The Reinsurer Audited Statements were, and the audited financial statements to be delivered by the Reinsurer pursuant to Section 6.11, when so delivered, will be, prepared in all material respects in accordance with GAAP and the Reinsurer Unaudited Statements were, and the unaudited financial statements to be delivered by the Reinsurer pursuant to Section 6.11, when so delivered, will be, prepared in all material respects in accordance with GAAP, applied on a consistent basis for the periods presented.

Except as set forth in Section 4.07 of the Reinsurer Disclosure Schedule, the Reinsurer Statements fairly present (or, in the case of the financial statements to be delivered by the Reinsurer pursuant to Section 6.11, when so delivered, will fairly present), in all material respects, the GAAP financial position of the Reinsurer with respect to such financial statements, subject, in the case of the financial statement referenced in clause (iii) and any other unaudited financial statements to be delivered with respect to a quarter ending other than on December 31, to normal year-end adjustments. The Reinsurer did not and, in the case of the financial statements to be delivered by the Reinsurer pursuant to Section 6.11, will not, utilize any permitted practices in the preparation of the Reinsurer Statements, in each case other than those set forth on Section 4.07 of the Reinsurer Disclosure Schedule.
(b)The Reinsurer has devised and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Reinsurer, there are no material weaknesses in the internal controls over its financial reporting.
Section 4.08 Licensing Status. The Reinsurer is qualified as a reciprocal jurisdiction reinsurer in the Ceding Company’s state of domicile. As of the date hereof, the Reinsurer is not the subject of any pending or, to the Knowledge of the Reinsurer, threatened action seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of its status as an approved reciprocal jurisdiction reinsurer.
Section 4.09 Absence of Certain Changes or Events. Except as disclosed in Section 4.09 of the Reinsurer Disclosure Schedule, since December 31, 2023, there has not been any event or change that constitutes, or that would reasonably be expected to constitute, individually or in the aggregate, a Reinsurer Material Adverse Effect.
Section 4.10 Compliance with Applicable Law. Except as disclosed in Section 4.10 of the Reinsurer Disclosure Schedule, the Reinsurer is in compliance in all material respects with all Applicable Laws with respect to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have Reinsurer Material Adverse Effect.
Section 4.11 Brokers and Finders. No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Reinsurer or any of its Affiliates that would subject the Ceding Company or any of its Affiliates to any payment obligation.
Section 4.12 Binder Agreement. On or prior to the date hereof, the Reinsurer has delivered to the Ceding Company a true, correct and complete copy of the executed Binder

Agreement. Other than the Transaction Agreements, there are no agreements or understandings, whether written or oral, that would delay or impede the consummation of the transactions contemplated by this Agreement and the Transaction Agreements.
ARTICLE V.
[RESERVED]
ARTICLE VI.
COVENANTS
Section 6.01 Conduct of Business . Except (i) as set forth on Section 6.01 of the Ceding Company Disclosure Schedule, (ii) as consented to in writing by the Reinsurer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as expressly set forth in this Agreement or the Transaction Agreements (including Section 6.09 hereof) or (iv) as expressly required to consummate the transactions contemplated hereby or thereby or required by any Order or Applicable Law, during the period from the date hereof through the earlier of the Closing Date or the termination of this Agreement, the Ceding Company shall:
(a)conduct its business with respect to the Reinsured Policies in the ordinary course consistent with past practice;
(b)use commercially reasonable efforts to preserve intact the Business and to maintain current significant business relationships and goodwill with the policyholders, ceding companies, reinsurers, Governmental Authorities and other customers, suppliers, service providers and employees of and to its business with respect to the Reinsured Policies;
(c)not materially change or waive the application of and/or adopt any new financial, underwriting, pricing, claims, risk retention, payment of benefits, recovery of excess benefits, reinsurance, retrocession, investment, claims administration, hedging, risk management, benefits eligibility guidelines or processes, claims payment eligibility guidelines or processes, administration, required rate increase determinations, accounting, reserving or actuarial policies, methods, practices, guidelines or principles related to the Reinsured Policies, except insofar as may be required by a concurrent change in Applicable Law or SAP or the interpretation thereof, or as may be required by any Governmental Authority, or fail in any material respect to comply with any such policies, methods, practices, guidelines or principles with respect to the Reinsured Policies;
(d)not fail to pay or satisfy when due any material liability relating to the Reinsured Policies (other than any such liability that is being contested in good faith);

(e)not settle any litigation, examination or Action relating to the Reinsured Policies or the Business (other than relating to claims relating to the Reinsured Policies arising in the ordinary course of business, in a manner consistent with past practices or otherwise within applicable policy limits);
(f)not enter into any agreement to reinsure or transfer the Business with any Person other than as contemplated hereunder;
(g)not abandon, modify, waive, surrender, withdraw, terminate or allow to lapse any Ceding Company Permit;
(h)not reincorporate or redomesticate the Ceding Company or adopt a plan of complete or partial liquidation or rehabilitation or adopt a plan of division with respect to the Ceding Company;
(i)not conduct any material revaluation of any Transferred Asset except to the extent required by Applicable Laws or applicable accounting principles;
(j)not forgive, cancel or compromise any material debt or claim, or waive or release any material rights, attributable to the Business, or fail to pay or satisfy when due any material amount that after the Closing Date would constitute a material liability of any of the Reinsured Policies;
(k)not make any material changes in the terms or policies with respect to the payment of compensation to any Producers with respect to the Business;
(l)not seek approval from any applicable Governmental Authority for the use of any accounting practices related to the Reinsured Policies that depart from the accounting practices prescribed or permitted by Applicable Law in the applicable domiciliary jurisdiction;
(m)except to the extent required by Applicable Law or SAP or a change in the interpretation thereof, or as may be required or requested by any Governmental Authority, not change the statutory reserve basis in respect of any Reinsured Policy;
(n)not enter into any material Contract with any Governmental Authority (including a consent agreement, memorandum of understanding with, or any commitment letter of similar undertaking to, any Governmental Authority) that is applicable to the Business (except as would, following the Closing, be permitted under any Transaction Agreement);
(o)not enter into any third party reinsurance Contract with respect to the Reinsured Liabilities or the Reinsured Policies (other than the Coinsurance Agreement);

(p)not fail to timely file with any Governmental Authorities any required annual or quarterly financial statement and other material insurance regulatory reports, statements, documents, registrations, filings or submissions;
(q)not take any action or omit to take any action that would constitute a breach of Section 2.2 (Insurance Contract Changes), Section 3.6(b) (Policy Administration) or Section 2.8 (Programs of Internal Replacement; Exchange Programs) of the Coinsurance Agreement (as if such agreement was in effect on the relevant date of determination);
(r)not seek approvals (or non-disapprovals, as applicable) from any applicable Governmental Authority to increase premium rates for the Reinsured LTC Policies with respect to the Business that is inconsistent in any material respect with the rate increase practices set forth on Section 3.12(a) of the Ceding Company Disclosure Schedule; and
(s)not authorize or enter into an agreement or arrangement of any kind with respect to any of the foregoing.
Section 6.02 Access to Information.
(a)Between the date of this Agreement and the Closing Date, subject to any Applicable Law relating to competition, antitrust, employment or privacy issues and subject to the rules applicable to visitors at each Ceding Company’s or its Affiliates’ offices generally that do not unduly restrict the Reinsurer and its Representatives’ access rights provided pursuant to the remainder of this Section 6.02, the Ceding Company shall afford to the Reinsurer and its Representatives reasonable access, upon reasonable advance notice and during normal business hours, to the Books and Records and certain officer-level managerial personnel of the Ceding Company and its Affiliates who are knowledgeable about the Business. The Ceding Company shall respond to, and provide relevant information responsive to, the Reinsurer’s reasonable request for information relating to the Business, to the extent such information is in the possession of the Ceding Company or its Affiliates and can be reproduced or shared with the Reinsurer without undue burden to the Ceding Company.
(b)The terms of Section 6.03 shall govern the parties’ and their respective Representatives’ obligations with respect to all Confidential Information which has been provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date.
Section 6.03 Confidentiality.
(a)The parties shall, and shall cause their Representatives to, treat all Confidential Information of the other party and its Affiliates and Reinsurer Investors (in the case of the Reinsurer) in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby as confidential in accordance with the terms of the Confidentiality Agreement applicable to such party. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the parties’ remedies with respect to breaches of such Confidentiality Agreement that occurred prior to the Closing Date shall survive the Closing Date. For the avoidance of doubt, from and after the Closing, the confidentiality provisions of the Coinsurance Agreement shall govern.
(b)Each party may come into possession or knowledge of Confidential Information (as defined below) of any other party in connection with the obligations to be performed by such party under this Agreement. Notwithstanding the foregoing, nothing in the Confidentiality Agreement shall restrict, prohibit or delay the ability of any party to exercise its rights or perform its obligations under the Transaction Agreements. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(c)Prior to the Closing, each party (and its service providers and reinsurers) may use another party’s Confidential Information solely for the purposes contemplated by the Confidentiality Agreement, this Agreement and the other Transaction Agreements; provided that such party shall establish and maintain safeguards against the unauthorized access, use, disclosure, destruction, loss, compromise or alteration of another party’s Confidential Information which are no less rigorous than those maintained by such first party with respect to its own Confidential Information, and in any event, not less than using a reasonable standard of care and as required by Applicable Law.
(d)Without limiting the foregoing, and in acknowledgment of the substantial Confidential Information provided by the Ceding Company to the Reinsurer in connection with the transactions contemplated by the Transaction Agreements, without the prior written consent of the Ceding Company, until the date that is eighteen months following the date hereof, none of the Reinsurer or its Affiliates or Representatives shall, whether directly or indirectly, solicit for employment, employ or contract for the services of any Person (i) who is employed by or engaged in the business of the Ceding Company or any of its Affiliates in a senior management position (being a director or more senior) and (ii) with whom the Reinsurer or its Affiliates or Representatives have been in contact, or about whom the Reinsurer or its Affiliates or Representatives received Confidential Information, in each case, in connection with the transactions contemplated by the Transaction Agreements; provided, that nothing in this paragraph shall prohibit the Reinsurer or its Affiliates or Representatives from engaging in general solicitations not directed at such Persons and employing any such Person who responds to such general solicitations, or from soliciting, employing or contracting for the services of any such Person whose employment with or engagement by the Ceding Company or any of its Affiliates has been terminated by the Ceding Company or its applicable Affiliate or who has otherwise ceased to be employed or engaged by the Ceding Company or any of its Affiliates for a period of at least six months prior to the first contact by the Reinsurer or its Affiliates or Representatives, as applicable, with such Person.
Section 6.04 Maintenance of Books and Records. Through the Closing Date, the Ceding Company shall, and shall cause its Affiliates to, maintain the Books and Records in all material respects in the same manner and with the same care that the Books and Records have been maintained for the twelve (12) month period prior to the execution of this Agreement.
Section 6.05 Consents, Approvals and Filings.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Ceding Company and the Reinsurer shall use, and shall cause their respective Affiliates (to the extent applicable) to use, their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfying all Closing conditions in Article VII) and the other Transaction Agreements; (ii) (A) with respect to the Ceding Company, file for and obtain from any Governmental Authority any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Ceding Company including, without limitation, as set forth on Section 3.04(a) of the Ceding Company Disclosure Schedule, (B) with respect to the Reinsurer, file for and obtain from any Governmental Authority any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Reinsurer including, without limitation, as set forth on Section 4.04(a) of the Reinsurer Disclosure Schedule, in each case of (A) and (B), in connection with the authorization, execution, delivery and performance of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and (iii) (A) with respect to the Ceding Company, reasonably cooperate with the Reinsurer (at the Reinsurer’s cost) in obtaining the actions, non-actions, clearances, waivers, consents, approvals, permits or orders described in Section 6.05(a)(ii)(B), including by providing (or causing to be provided) all information and documents in the Ceding Company’s possession, custody or control that may be reasonably requested by a Governmental Authority relating to the Ceding Company and (B) with respect to the Reinsurer, reasonably cooperate with the Ceding Company (at the Ceding Company’s cost) in obtaining the actions, non-actions, clearances, waivers, consents, approvals, permits or orders described in Section 6.05(a)(ii)(A), including by providing (or causing to be provided) all information and documents in the Reinsurer’s possession, custody or control that may be reasonably requested by a Governmental Authority relating to the Reinsurer.

(b)Subject to any Applicable Law, the Ceding Company and the Reinsurer shall, with respect to the transactions contemplated by this Agreement and the other Transaction Agreements or in connection with any proceeding by a third party relating thereto, keep the other party and, for informational purposes, the Retrocessionaire, reasonably informed of any material communication received by such party from, or given by such party to, any Governmental Authority or such third party; provided, that the parties shall not be obligated to provide such information if such person determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract or agreement of confidentiality owing to a third party, or jeopardize the protection of an attorney-client privilege (it being understood that the parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability or contravening Applicable Law or contract or agreement, including by entering into a customary joint defense agreement or common interest agreement with the requesting party to the extent such an agreement would preserve the applicable privilege or protection).
(c)Notwithstanding anything herein to the contrary and without expanding the obligations set forth in Section 6.01(a)–(b), none of the Ceding Company, the Reinsurer, their respective Affiliates or the Reinsurer Investors shall be obligated to take or refrain from taking or to agree to take any action, or to permit or suffer to exist any restriction, condition, limitation or requirement imposed by a Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement which would, individually or together with all other such actions, restrictions, conditions, limitations or requirements, (i) restrict the ability of (A) the Ceding Company or any of its Affiliates or (B) the Reinsurer, the Reinsurer Investors or any of their respective Affiliates, to conduct their respective businesses after the Closing Date, other than a de minimis restriction, (ii) except in the case of a modification to the Transaction Agreements, which is addressed in the following clause (iii), have a material and adverse effect on the aggregate economic benefits that, as of the date hereof, the Ceding Company reasonably expects to derive from the consummation of the transactions contemplated by this Agreement, or, in the case of the Reinsurer, have a material and adverse effect on the aggregate economic benefits that, as of the date hereof, the Reinsurer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement, or (iii) require any party to agree to any modification of a Transaction Agreement in the form attached hereto (or any exhibit or schedule thereto) in a manner that such party can reasonably demonstrate is adverse to it from an economic, financial, tax, accounting, staffing or regulatory perspective in a non-de minimis manner (it being understood that revisions to reporting requirements shall not be deemed to be adverse to any party in a non-de minimis manner unless such additional requirements result in a material additional cost or burden to any party) (each, a “Burdensome Condition”). Prior to any party being entitled to invoke an actual or potential Burdensome Condition, such party shall take, or cause its Affiliates to take, as applicable, all reasonable steps to avoid the impediment, effect or condition giving rise to the actual or potential existence of a Burdensome Condition or sufficiently mitigate the negative impact thereof if such reasonable steps can be identified. For the avoidance of doubt, any reasonable steps identified for the mitigation of any potential Burdensome Condition shall not themselves constitute a Burdensome Condition hereunder, and shall not be taken into account in determining whether any action, restriction, condition, limitation or requirement constitutes a Burdensome Condition hereunder.
(d)Except as otherwise agreed by the parties, each of the Ceding Company and the Reinsurer shall cooperate and use their respective commercially reasonable efforts to obtain all consents, approvals and agreements of any third party (other than a Governmental Authority), necessary to effect the Closing, including as set forth on Section 3.04(b) of the Ceding Company Disclosure Schedule and Section 4.04(b) of the Reinsurer Disclosure Schedule. Any costs and expenses payable to third parties in connection with the procurement of any such consents, approvals and agreements (whether such costs and expenses are incurred prior to or after the Closing pursuant to this Section 6.05(d)) shall be borne by the applicable party.
Section 6.06 Management of Investment Assets. From the date hereof through the Closing Date, the Ceding Company (a) shall not sell, transfer, dispose or reinvest the proceeds of the sale, redemption or maturity of Investment Assets in the Initial Portfolio other than in accordance with the Asset Selection Protocol or as otherwise permitted pursuant to Section 6.01, (b) shall cause any matured Investment Assets or Impaired Assets included in the Initial Portfolio to be removed and replaced as required by, and in accordance with, the Asset Selection Protocol and (c) shall otherwise cause the Initial Portfolio to be managed in accordance with the Asset Selection Protocol. On the Closing Date, the Ceding Company shall provide the Reinsurer with a report or certificate, signed by a duly authorized executive officer of the Ceding Company, certifying that the requirements of this Section 6.06 have been satisfied with respect to the Initial Portfolio at Closing.
Section 6.07 Transfer of Investment Assets. At Closing, when, in accordance with Section 2.03, the Ceding Company deposits cash or Investment Assets into the Trust Accounts, the Ceding Company shall transfer good, valid and marketable title to such Transferred Assets to the Trustee, free and clear of any Lien, other than interests of nominees, custodians or similar intermediaries and Liens imposed under Applicable Law. The Ceding Company agrees to execute and record all additional instruments, conveyances, bills of sale, deeds and other documents necessary to convey legal title to such Transferred Assets to the Trustee.
Section 6.08 Further Assurances.
(a)Subject to the terms and conditions herein provided, including Section 6.05, each of the parties hereto shall, and shall cause its Affiliates to, execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby and by the other Transaction Agreements or reasonably required to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and must not impose upon either Party any material Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the Transaction Agreements.
(b)At or prior to the Closing, each of the Ceding Company and the Reinsurer shall enter into each of the Transaction Agreements (other than this Agreement) to which it is intended to be a party; provided, that nothing in this Section 6.08(b) shall require any party to accept a Burdensome Condition.
Section 6.09 Affiliate Reinsurance Agreement.
(a)The Ceding Company shall, at or prior to the Closing, subject to the receipt of all required Governmental Approvals, recapture the Reinsured LTC Policies (other than with respect to paid claims adjustment reserves as of the Effective Time, and benefits associated therewith) ceded to Fairwind Insurance Company under the FW Affiliate Reinsurance Agreement as of the date hereof and provide evidence reasonably satisfactory to the Reinsurer that such partial recapture has been effectuated.
(b)The Ceding Company shall, at or prior to the Closing, subject to receipt of all required Governmental Approvals, enter into, and cause PLA to enter into, the PLA Affiliate Reinsurance Agreement, with effect immediately prior to the Effective Time, and provide evidence reasonably satisfactory to the Reinsurer that such reinsurance has been effectuated.
Section 6.10 Privacy and Data Security Compliance; Use of Information. Prior to the Closing, (a) none of the Ceding Company, the Reinsurer or any of their respective Affiliates shall be required to take any action that would violate or conflict with, and each such Person shall comply with, all Privacy and Data Security Laws and (b) the Ceding Company shall use its commercially reasonable efforts to ensure that all Personal Data about insureds under Reinsured Policies or other individuals are used, shared, accessed, stored, transmitted, disclosed, or otherwise processed in a manner (including the scope of information) that complies with, and facilitates its compliance with, Privacy and Data Security Laws. For the avoidance of doubt, prior to the Closing, any Personal Data relating to insureds under Reinsured Policies or other individuals that are accessed by or disclosed to the Reinsurer or its respective Affiliates or its or their respective Representatives pursuant to this Agreement shall be subject to the confidentiality obligations under Section 6.03.
Section 6.11 Interim Reporting. From the date hereof through the Closing Date, (i) within forty-five days following the end of each fiscal quarter, the Ceding Company shall make available to the Reinsurer the Ceding Company’s unaudited statutory financial statements, prepared in a manner consistent with such party’s current practices; (ii) within forty-five days following the end of each fiscal quarter, the Reinsurer shall make available to the Ceding Company the Reinsurer’s unaudited income statement and balance sheet, prepared in accordance with GAAP, in a manner consistent with the Reinsurer’s current practices; (iii) the Ceding Company shall make available to the Reinsurer (A) the audited annual statutory financial statements of the Ceding Company as of and for the year ended December 31, 2024 and (B) within five Business Days of filing with the Bureau of Insurance of the State of Maine, the annual statement of the Ceding Company filed with the Bureau of Insurance of the State of Maine for the fiscal year ended December 31, 2024 (including the actuarial opinions given in connection with such annual statement); and (iv) the Reinsurer shall make available to the Ceding Company (A) the audited annual GAAP financial statements of the Reinsurer as of and for the year ended December 31, 2024 and (B) within five Business Days of filing with the Bermuda Monetary Authority, the annual unaudited statutory financial statements of the Reinsurer filed with the Bermuda Monetary Authority as of and for the year ended December 31, 2024.
Section 6.12 Transition Matters. Between the date hereof and the Closing, and subject to Applicable Law, the Ceding Company and the Reinsurer shall negotiate in good faith and use commercially reasonable efforts to (a) prepare the final form of each Trust Agreement and (b) revise and finalize, where appropriate, the schedules and exhibits to the Transaction Agreements, with any such mutually agreed upon form of Trust Agreement to replace the “form of” agreement attached as an Exhibit hereto and any revised and finalized schedules and exhibits to replace the corresponding schedules and exhibits attached to the form of Transaction Agreements.
Section 6.13 Business Continuity Matters. Except to the extent required in connection with Applicable Law, the Ceding Company shall not, and shall cause its Affiliates not to, (a) cause or encourage any Person who is then-currently a Producer to communicate with holders of the Reinsured Policies regarding decisions with respect to the Reinsured Policies and utilization of benefits under the Reinsured Policies in a manner (including as to the content of such communications) that is materially inconsistent with how such Producer has historically communicated with holders of the Reinsured Policies regarding such matters and (b) change its practices, policies and procedures, including with respect to training of Producers, so as to cause or encourage any Person who is then-currently a Producer to communicate with holders of the Reinsured Policies regarding decisions with respect to the Reinsured Policies and utilization of benefits under the Reinsured Policies in a manner (including as to the content of such communications) that is materially inconsistent with how such Producer has historically communicated with holders of the Reinsured Policies regarding such matters. In complying with its obligations under this Section 6.13, the Ceding Company shall, and shall cause its Affiliates to, apply levels of diligence and care that the Ceding Company and its Affiliates apply in following such practices, policies and procedures with respect to business retained and unreinsured. Upon the Reinsurer’s reasonable request, the Ceding Company shall, and shall cause its Affiliates to, provide to the Reinsurer reasonable access such that the Reinsurer may from time to time review such practices, policies and procedures, and any such rights, and the efficacy thereof.
Section 6.14 Binder Agreement. The Reinsurer shall (a) provide written notice to the Ceding Company of any proposed modification, amendment, supplement, replacement, restatement or waiver of any or all of the Reinsurer’s or the Retrocessionaire’s rights under the Binder Agreement that would or would reasonably be expected to be adverse in any respect to the Ceding Company and (b) shall not, without the prior written consent of the Ceding Company (such consent not to be unreasonably withheld, conditioned or delayed), undertake any such modification, amendment, supplement, replacement, restatement or waiver. The Reinsurer shall comply in all material respects with all of the terms and conditions of, and its obligations under, the Binder Agreement. The Reinsurer shall promptly provide written notice of the Ceding Company if it intends to terminate the Binder Agreement and, to the extent reasonably practicable, will consult with the Ceding Company in good faith prior to giving the Retrocessionaire notice that the Reinsurer will elect to terminate the Binder Agreement in accordance with its terms; provided that, the Reinsurer shall not terminate the Binder Agreement pursuant to Article IV, Paragraph 3 thereof without the Ceding Company’s prior written consent. The Reinsurer and the Ceding Company, as a third-party beneficiary of the Binder Agreement, shall each use its respective reasonable best efforts, and shall cooperate fully with the other, to enforce their respective rights under the Binder Agreement against the Retrocessionaire.
Section 6.15 Post-Closing Review. From the Closing Date through the Audit End Date, the Retrocessionaire shall have the right to conduct two special audits (one with respect to the Reinsured LTC Policies and one with respect to the Reinsured IDI Policies) in accordance with Section 5.3(c) of the Coinsurance Agreement of all data sourced from the administrative systems and databases of the Ceding Company and its affiliates utilized in the preparation of the experience studies made available in file 1.1.2.18 and Folder 2.1.6 of the Data Room, the Unum Model, the Seriatim File and the Specified Data. For the avoidance of doubt, such special audits shall not count towards the number of audits permitted per calendar year pursuant to Section 5.3 of the Coinsurance Agreement. From the Audit End Date to the six-month anniversary of the Audit End Date, if the Retrocessionaire intends to bring a claim against the Ceding Company under Section 9.02(a)(ii), it shall notify the Ceding Company as promptly as practicable after forming such intention. In addition to the requirements set forth in Article IX, such notice shall specify in reasonable detail the discrepancies identified during the audit conducted pursuant to this Section 6.15.

ARTICLE VII.
CONDITIONS TO CLOSING
Section 7.01 Conditions to Obligations of Each Party. Each party’s obligation to consummate the transactions contemplated by this Agreement and the Transaction Agreements at the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a)Governmental Approvals and Consents. All filings required to be made prior to the Closing Date with, and all Permits, consents, approvals and authorizations required to be obtained prior to the Closing Date from, any Governmental Authority set forth on Section 3.04(a) of the Ceding Company Disclosure Schedule and Section 4.04(a) of the Reinsurer Disclosure Schedule in connection with the execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall have been made or obtained without the imposition of a Burdensome Condition with respect to the party asserting the failure of this condition or its Affiliates.
(b)Litigation. No Action brought by any Person that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Transaction Agreements shall be in effect, pending or threatened by any Person in writing.
Section 7.02 Conditions to Obligations of the Ceding Company. The Ceding Company’s obligation to consummate the transactions contemplated by this Agreement and the Transaction Agreements at the Closing is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties; Covenants. (w) The Reinsurer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), (x) the other representations and warranties of the Reinsurer contained in Article IV of this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Reinsurer Material Adverse Effect; (y) all covenants and agreements of the Reinsurer required by this Agreement to be performed or complied with by it on or prior to the Closing Date shall have been performed and complied with in all material respects; and (z) the Reinsurer shall have delivered to the Ceding Company a certificate dated as of the Closing Date, and signed by a duly authorized executive officer of the Reinsurer, certifying to the fulfilment of the conditions set forth in clauses (w) through (y) of this Section 7.02(a).
(b)Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by the Reinsurer and obtained from the Retrocessionaire, as applicable, on or prior to the Closing Date, and the Transaction Agreements shall be in full force and effect with respect to the Reinsurer and the Retrocessionaire, as applicable.
(c)No Triggering Event. Since the date of this Agreement, there shall not have occurred any event, circumstance, condition or change that would constitute, or would reasonably be expected to constitute with notice or lapse of time or both, a Recapture Triggering Event (as defined in the Coinsurance Agreement) under clause (a), (c) or (d) of the definition thereof as if the Coinsurance Agreement were in effect (without regard to any applicable cure period provided for in the Coinsurance Agreement).
(d)No Reinsurer Material Adverse Effect. Since the date hereof, there shall not have occurred any event, circumstance, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Reinsurer Material Adverse Effect.
Section 7.03 Conditions to Obligations of the Reinsurer. The Reinsurer’s obligation to consummate the transactions contemplated by this Agreement and the Transaction Agreements at the Closing is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties; Covenants. (w) The Ceding Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), (x) the other representations and warranties of the Ceding Company contained in Article III of this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representations and warranties are given as of a particular date and relate solely to a particular date or period, which shall be true and correct as of such date or period), except where the failure to be true and correct (without regard to any materiality qualifiers therein) would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (y) all covenants and agreements of the Ceding Company required by this Agreement to be performed or complied with by it on or prior to the Closing Date shall have been performed and complied with in all material respects; and (z) the Ceding Company shall have delivered to the Reinsurer a certificate dated as of the Closing Date, and signed by a duly authorized executive officer of the Ceding Company, certifying to the fulfilment of the conditions set forth in clauses (w) through (y) of this Section 7.03(a).
(b)Transaction Agreements. The Transaction Agreements shall have been duly executed and delivered by the Ceding Company and obtained from the Retrocessionaire, as applicable, on or prior to the Closing Date and the Transaction Agreements shall be in full force and effect with respect to the Ceding Company and the Retrocessionaire, as applicable.
(c)Recapture of FW Affiliate Reinsurance Agreement. The Ceding Company shall have recaptured the Reinsured LTC Policies ceded under the FW Affiliate Reinsurance Agreement as contemplated by Section 6.09.
(d)Effectiveness of PLA Affiliate Reinsurance Agreement. The Ceding Company shall have assumed the Reinsured IDI Policies to the extent set forth in and pursuant to the PLA Affiliate Reinsurance Agreement, as contemplated by Section 6.09(b).
(e)No Material Adverse Effect. Since the date hereof, there shall not have occurred any event, circumstance, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
ARTICLE VIII.
TERMINATION PRIOR TO CLOSING
Section 8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing:
(a)by mutual written consent of the Ceding Company and the Reinsurer;
(b)by the Ceding Company in writing if the Reinsurer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breaches any of its representations or warranties contained herein so as to cause a condition to Closing to be incapable of satisfaction, which failure or breach is not cured within twenty (20) Business Days after the Ceding Company has notified the Reinsurer in writing of its intent to terminate this Agreement pursuant to this Section 8.01(b);
(c)by the Reinsurer in writing if the Ceding Company shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it prior to the date of such termination, or (ii) materially breaches any of its representations or warranties contained herein so as to cause a condition to Closing to be incapable of satisfaction, which failure or breach is not cured within twenty (20) Business Days after the

Reinsurer has notified the Ceding Company in writing of its intent to terminate this Agreement pursuant to this Section 8.01(c);
(d)by any of the Ceding Company or the Reinsurer if the Closing has not occurred on or before the date that is the six-month anniversary of the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to a party if the failure of the transactions contemplated by this Agreement and the Transaction Agreements to be consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(e)by any of the Ceding Company or the Reinsurer in the event of the issuance of a final nonappealable Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Transaction Agreements; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(e) shall have complied with its obligations pursuant to Section 6.05 and used its commercially reasonable efforts to remove such Order; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a party if the issuance of such final, nonappealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.
Section 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01 hereof, written notice of termination shall be given pursuant to the notice provisions herein, and this Agreement shall forthwith become null and void and there shall be no liability to any party hereto, except (a) that the provisions of this Section 8.02 and Article X shall remain in full force and effect, (b) any confidentiality obligations of the parties arising under this Agreement shall survive the termination of this Agreement and (c) with respect to any liabilities or damages incurred or suffered by a party to the extent such liabilities or damages were the result of Fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Section 8.02, “willful and material breach” shall mean a material breach that is the consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement.
ARTICLE IX.
INDEMNIFICATION
Section 9.01 Survival.
(a)The representations and warranties of the Ceding Company and the Reinsurer contained in this Agreement shall survive the Closing solely for purposes of this Article IX and shall terminate and expire on the date that is twenty-four months following the Closing

Date; provided that the Ceding Company Fundamental Representations and the Reinsurer Fundamental Representations shall survive indefinitely or until the latest date permitted by Applicable Law; provided further that the Specified Representations shall terminate and expire on the date that is six months following the Audit End Date. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid, and any right to indemnification is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made for an Indemnifiable Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
(b)To the extent that it is to be performed after the Closing, each covenant in this Agreement shall, for purposes of this Article IX, survive and remain in effect in accordance with its terms plus a period of twenty-four months thereafter, after which no claim for indemnification with respect thereto may be brought hereunder. All covenants in this Agreement that by their terms are required to be fully performed at or prior to the Closing shall survive the Closing for a period of twenty-four months, after which no claim for indemnification with respect thereto may be brought hereunder. Any claim of breach in respect of any covenant that is not asserted by notice given as required herein prior to the expiration of the specified period of survival shall not be valid, and any right to recover for such breach is hereby irrevocably waived after the expiration of such period of survival. Any claim properly made in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.
Section 9.02 Indemnification.
(a)From and after the Closing, and subject to the limitations set forth in this Article IX, the Ceding Company shall defend, indemnify and hold harmless the Reinsurer, the Retrocessionaire and their respective Affiliates (collectively, the “Reinsurer Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any such Reinsurer Indemnified Person to the extent resulting from, relating to or in connection with:
(i)any breach or inaccuracy of any representation or warranty of the Ceding Company made in Article III of this Agreement (other than any Ceding Company Fundamental Representation or the Specified Representations if subject to a claim by the Retrocessionaire or its Affiliates under Section 9.02(a)(ii));
(ii)any breach or inaccuracy of the Specified Representations if subject to a claim by the Retrocessionaire or its Affiliates;
(iii)any breach or inaccuracy of any Ceding Company Fundamental Representation; and

(iv)any breach or non-fulfillment of any agreement or covenant of the Ceding Company under this Agreement.
(b)From and after the Closing, and subject to the limitations set forth in this Article IX, the Reinsurer shall indemnify and hold harmless the Ceding Company and its Affiliates (collectively, the “Ceding Company Indemnified Persons”) from and against any and all Indemnifiable Losses asserted against, imposed upon or incurred or suffered by any such Ceding Company Indemnified Person to the extent resulting from, relating to or in connection with:
(i)any breach or inaccuracy of any representation or warranty of the Reinsurer made in Article IV of this Agreement (other than any Reinsurer Fundamental Representation);
(ii)any breach or inaccuracy of any Reinsurer Fundamental Representation; or
(iii)any breach or non-fulfillment of any agreement or covenant of the Reinsurer under this Agreement.
Section 9.03 Certain Limitations.
(a)Notwithstanding anything to the contrary contained herein, (i) the Ceding Company shall not be obligated to indemnify and hold harmless the Reinsurer Indemnified Persons under Section 9.02(a)(i) or Section 9.02(a)(ii) and (ii) the Reinsurer shall not be obligated to indemnify and hold harmless the Ceding Company Indemnified Persons under Section 9.02(b)(i), in each case, (A) with respect to any claim or series of related claims arising from the same or similar facts, unless such claim or series of claims involves Indemnifiable Losses of such Indemnitees in excess of $[***] (the “Threshold Amount”) and (B) unless and until the aggregate amount of all Indemnifiable Losses of such Indemnitees (1) under Section 9.02(a)(i) or Section 9.02(b)(i), as applicable, relating to claims or series of related claims that exceed the Threshold Amount exceeds $[***] for all such Indemnifiable Losses (the “General Deductible Amount”) or (2) under Section 9.02(a)(ii) relating to claims or series of related claims that exceed the Threshold Amount exceeds $[***] (the “Specified Representation Deductible Amount”), at which point such Indemnitor shall be liable to the relevant Indemnitees for the value of such Indemnitee’s claims under Section 9.02(a)(i), Section 9.02(a)(ii) or Section 9.02(b)(i), as the case may be, that are in excess of the General Deductible Amount or the Specified Representation Deductible Amount, as applicable, subject to the limitations set forth in this Article IX.
(b)The maximum aggregate liability of the Ceding Company for any all Indemnifiable Losses under (i) Section 9.02(a)(i) shall be $[***] (the “General Cap”) and (ii) Section 9.02(a)(ii) shall be $[***]. The maximum aggregate liability of the Reinsurer for any and all Indemnifiable Losses under Section 9.02(b)(i) shall be $[***].  For the purposes of this Agreement, the Specified Representation Deductible Amount and the $[***] cap applicable to claims under Section 9.02(a)(ii) shall only be applicable to Indemnifiable Losses of the Retrocessionaire and its Affiliates and not to those of the Reinsurer and its Affiliates, and any such Indemnifiable Losses of the Retrocessionaire and its Affiliates under Section 9.02(a)(ii) shall not count towards the General Deductible Amount or the General Cap.
(c)Any Indemnifiable Losses shall be net of any (i) amounts recovered by the Indemnitee (including under the Retrocession Agreement or any other Contract between the Reinsurer or its Affiliates, on the one hand, and the Retrocessionaire or its Affiliates, on the other hand, related to the transactions contemplated by this Agreement) for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a party hereto or one of its Affiliates as reduced by the amount of any costs reasonably incurred by the Indemnitee in seeking such recovery, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement less any costs incurred in recovering such amount and (ii) amounts reserved for on the Final Statement of Net Settlement; provided that such reimbursement shall only be required to the extent the Indemnitee would otherwise retain an amount greater than the full amount of the Indemnifiable Losses incurred by the Indemnitee as a result of the underlying claim.
(d)Each Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses for which indemnification may be sought hereunder to the extent such mitigation is required by Applicable Law; provided that the cost and expense of such mitigation shall constitute Indemnifiable Losses hereunder.
(e)For purposes of determining any Indemnifiable Losses or other recovery for a breach of Specified Representations the amount of Indemnifiable Losses resulting from data inaccuracies shall be determined on a net basis in the aggregate (but shall not be negative), taking into account both the damages and the benefits to the respective Indemnitee from such data inaccuracies. Notwithstanding the foregoing, for forty-five days after the Ceding Company’s receipt of notice of a claim of breach of Specified Representations, the Ceding Company shall have the right to assert, with appropriate support, countervailing errors unrelated to the data errors underlying the Indemnitee’s claim; provided that such assertion of countervailing errors shall be limited to those that were relevant to evaluation of the party seeking the indemnity.
(f)For the avoidance of doubt, limitations on recovery amounts or the period during which recovery is available, in each case as set forth in this Agreement, shall not be applied to any breach or non-fulfillment of any other agreement or covenant of the Ceding Company under any other Transaction Agreement, unless the same action, event, circumstance or occurrence would constitute a breach by the Ceding Company and its Affiliates of both this Agreement and the applicable Transaction Agreement.
(g)Notwithstanding anything to the contrary in this Agreement, in no event shall the Ceding Company be subject to, or liable for, duplicative Indemnifiable Losses hereunder (it being agreed that the Reinsurer and the Retrocessionaire may suffer or incur different Indemnifiable Losses arising from the same underlying set of facts or circumstances); provided that the foregoing shall not limit an Indemnitee’s ability to make a claim as to a breach of more than one representation, warranty, covenant or agreement arising from the same state of facts. For the avoidance of doubt, no Indemnitee shall be entitled to duplication of recovery with respect to Indemnifiable Losses arising under the same underlying subject matter. To the extent that an Indemnitee has received payment from an Indemnitor in respect of an Indemnifiable Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to such Indemnifiable Loss from the same Indemnitor under this Agreement, and no Indemnitee may obtain duplicative indemnification or other recovery from the same Indemnitor for Indemnifiable Losses under one or more provisions of this Agreement, on the one hand, and any other Transaction Agreement, on the other hand.
Section 9.04 Definitions. As used in this Agreement:
(a)“Indemnitee” means any Person entitled to indemnification under this Agreement;
(b)“Indemnitor” means any Person required to provide indemnification under this Agreement;
(c)“Indemnifiable Losses” means any and all damages, losses, liabilities, obligations, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), settlement payments, awards, judgments, fines, interest or penalties; provided, however, that Indemnifiable Losses shall not include any punitive, exemplary damages or damages based on diminution in value, other than such damages actually paid to a non-Affiliated Person (other than the Retrocessionaire or its Affiliates) in respect of a Third Party Claim or any diminution in value damages comprising reasonably foreseeable lost profits recoverable under the laws of the State of New York.
(d)“Indemnity Payment” means any amount of Indemnifiable Loss required to be paid pursuant to this Agreement; and
(e)“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not the Retrocessionaire or a party to this Agreement and is not an Affiliate of the Retrocessionaire or any party to this Agreement.
Section 9.05 Procedures for Third Party Claims.

(a)If any Indemnitee receives written notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware of such Third Party Claim) thereof and such notice shall include a reasonable description of the claim based on facts known at the time and any documents relating to the claim and an estimate of the Indemnifiable Losses and shall reference the specific sections of this Agreement that form the basis of such claim to the extent reasonably ascertainable; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, as promptly as practicable after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses incurred by the Indemnitee in connection with the defense thereof subsequent to the Indemnitor notifying the Indemnitee in writing of its election to assume such defense. If the Indemnitor assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnitor has not assumed the defense thereof or (ii) if the Third Party Claim involves conflicts of interest for the Indemnitee and the Indemnitor (in the reasonable opinion of counsel to the Indemnitee) that would make representation by the same counsel inappropriate, in which event the Indemnitor shall be responsible for one firm to act as counsel for the Indemnitee. If the Indemnitor chooses to defend any Third Party Claim, the other party hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that such other party shall not be obligated to provide such records, information or access to the Indemnitor if doing so would violate Applicable Law or jeopardize the protection of an attorney-client privilege. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (A) includes a release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy and provides solely for the payment of money, (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee and (D) does not impose any financial or economic cost on the Indemnitee.
Section 9.06 Direct Claims. In the event that any Indemnitee intends to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnitor, the Indemnitee shall deliver written notice of such claim to the Indemnitor as promptly as practicable after forming such intention. Such notice shall specify in reasonable detail under the circumstances the facts giving rise to the claim and, to the extent practicable, an estimate of the amount of the potential Indemnifiable Loss. The Indemnitor will have a period of thirty days within which to respond in writing to any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such thirty day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.
Section 9.07 Sole Remedy. The parties hereto acknowledge and agree that, except (a) in the case of Fraud, (b) as set forth in Section 10.14, (c) as expressly contemplated by Section 2.04 and (d) for any remedy expressly contemplated by any other Transaction Agreement with respect to a claim made under such Transaction Agreement (but subject to Section 9.03(f) above) their sole and exclusive remedy following the Closing, at law or equity, with respect to this Agreement shall be pursuant to the provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby irrevocably waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action whatsoever for any breach or non-fulfillment of any representation, warranty, covenant or agreement in this Agreement it may have against the other party arising under or based upon any Applicable Law, including rescission, except pursuant to the indemnification provisions set forth in this Article IX or in respect of any cause of action arising from Fraud, the rights of the parties pursuant to Section 2.04, the rights of the parties following the termination of this Agreement under Section 8.02 and the remedies of injunction and specific performance to the extent available under Section 10.14. For the avoidance of doubt, this Section 9.07 shall not apply to the parties’ rights to recover under the other Transaction Agreements.
Section 9.08 Certain Other Matters.
(a)Upon making any Indemnity Payment, the relevant Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third Person in respect of the Indemnifiable Loss to which the Indemnity Payment related. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(b)The right to indemnification, payment of Indemnifiable Losses, or other remedy based on representations, warranties, covenants, and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
Section 9.09 Materiality. For purposes of this Article IX, any breach or inaccuracy of any representation and warranty (other than as set forth in Section 3.17(a)) and the amount of any Indemnifiable Losses resulting therefrom shall be determined without giving effect to any exception or qualification in such representations and warranties relating to “Material Adverse Effect,” “Reinsurer Material Adverse Effect,” “material” or “materiality” in any such representations and warranties.
ARTICLE X.
GENERAL PROVISIONS
Section 10.01 Publicity. Except as required by Applicable Law or applicable securities exchange rules (in which case the party, its Affiliates or Reinsurer Investors, if applicable required to publish such press release or public announcement shall allow the other party and the Retrocessionaire a reasonable opportunity to comment on such press release or public announcement in advance of such publication and not unreasonably reject any such comments), the content and timing of public announcements by any Party, its Affiliates or Reinsurer Investors concerning the transactions contemplated by this Agreement must be approved in advance by the parties and the Retrocessionaire, but such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) each party, its Affiliates and the Reinsurer Investors may, without the prior approval or review of any other party, issue any such press release or public announcement (i) to the extent such press release or public announcement is materially consistent with and does not contain any information about the Reinsured Policies or the transactions contemplated by the Transaction Agreements not disclosed in any previous press release or public announcement made in compliance with this Section 10.01 or (ii) in connection with enforcing its rights and remedies under this Agreement and (b) the Ceding Company and its Affiliates may, without the prior approval or review of any other party, make public statements in the ordinary course (including as part of investor presentations) regarding the performance, financial or otherwise, of the Reinsured Policies.

Section 10.02 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein or in any Transaction Agreement, each of (a) the Ceding Company and its Affiliates and (b) the Reinsurer and its Affiliates shall bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby or thereby, including all fees and expenses of their respective Representatives.
Section 10.03 Notices.
(a)All notices, consents, reports, statements, claims and demands (collectively, “Notices”) under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (with written delivery receipt or other written confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 10.03):
(i)If to the Reinsurer:
Fortitude Reinsurance Company Ltd.
96 Pitts Bay Road, 3rd Floor
Pembroke Parish HM 08
Bermuda
Attention: President and Chief Executive Officer
Email: alon.neches@fortitude-re.com
With concurrent copies (which shall not constitute notice) to:
Fortitude Reinsurance Company Ltd.
96 Pitts Bay Road, 3rd Floor
Pembroke Parish HM 08
Bermuda
Attention: General Counsel
Email: legal.compliance@fortitude-re.com
Fortitude Reinsurance Company Ltd.
c/o Fortitude Group Holdings LLC
10 Exchange Place Jersey City, NJ 07302
Attention: General Counsel
Email: legal.compliance@fortitude-re.com

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jonathan J. Kelly
Email: jjkelly@sidley.com

(ii)    If to the Ceding Company:
Unum Life Insurance Company of America
c/o Unum Group
1 Fountain Square
Chattanooga, TN 37402
Attention:    EVP, Chief Financial Officer
Email:        szabel@unum.com
with concurrent copies (which shall not constitute notice) to:
Unum Group
1 Fountain Square
Chattanooga, TN 37402
Attention:    Corporate Secretary
Email:    corporatesecretary@unum.com
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention:    Marilyn A. Lion; Paulina Stanfel
Email:    malion@debevoise.com; pstanfel@debevoise.com

(iii) If to the Retrocessionaire:

Munich American Reassurance Company
3500 Lenox Road NE Suite 900
Atlanta, Georgia 30326
Attention: General Counsel & Secretary
Email: pfreeman@munichre.com

With concurrent copies (which shall not constitute notice) to:

New Reinsurance Company Ltd.
Zollikerstrasse 226
8008 Zurich, Switzerland
Attention: Head of Life
Email: noam.life@newre.com

Eversheds Sutherland (US) LLP
700 Sixth Street NW, Suite 700
Washington, DC 20001
Attention:    Ling Ling; Sean Wissman
Email:    lingling@eversheds-sutherland.com;
seanwissman@eversheds-sutherland.com

Any party may, by notice given in accordance with this Section 10.03 to the other parties, designate another address or person for receipt of Notices hereunder, provided that notice of such a change shall be effective upon receipt.
(b)Notwithstanding anything to the contrary herein, any party providing Notices to another party hereunder shall also provide such Notice concurrently to the Retrocessionaire as well, in accordance with the notice mechanics and at the address(es) specified in Section 10.03(a). No party has an affirmative obligation to provide any other Person, including the Retrocessionaire, with a copy of any Notice it receives hereunder.
Section 10.04 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral between, among or on behalf of (a) the Ceding Company and its Affiliates and (b) the Reinsurer and its Affiliates, with respect to the subject matter of the Transaction Agreements.
Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. If any provision of this Agreement is interpreted by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
Section 10.06 Assignment. This Agreement may not be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of each of the parties hereto. Any attempted assignment in violation of this Section 10.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
Section 10.07 Waivers and Amendments. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 10.08 Disclosure Schedules. Matters reflected in any section or subsection of the Ceding Company Disclosure Schedule or the Reinsurer Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section or subsection of the Ceding Company Disclosure Schedule or the Reinsurer Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Ceding Company Disclosure Schedule or the Reinsurer Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Applicable Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 10.09 Governing Law; Waiver of Jury Trial.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAW THAT COULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)Other than (i) with respect to any dispute or controversy governed by the terms of Section 2.04 or (ii) any suit for specific performance with respect to Section 10.14,

if either the Ceding Company or the Reinsurer has given written notification of a dispute relating to this Agreement and remedy sought to the other party, then within fifteen Business Days after receipt of such notification both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of litigation or any formal arbitration proceedings. During the negotiation process, all reasonable requests related to the dispute made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers. All discussions and negotiations shall be for settlement purposes only, deemed confidential and not admissible in any legal proceeding in the event the dispute remains unresolved and is resolved through such proceedings. If these officers are unable to resolve the dispute within thirty days of their first meeting, the parties may proceed as set out in Section 10.09(c) below, unless the parties mutually agree in writing to extend the negotiation period for an additional thirty days.
(c)Each of the parties (i) irrevocably and unconditionally agrees and consents that any judicial action may be brought in the courts of the State of New York and the federal courts of the United States of America located in New York; (ii) waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of their place of incorporation or domicile, which they may now or hereafter have to the bringing of any such action or proceeding in any New York court; and (iii) irrevocably consents to service of process in the manner provided for notices in Section 10.03 or in any other manner permitted by Applicable Law. THE CEDING COMPANY AND THE REINSURER WAIVE, TO THE GREATEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY.
(d)The Reinsurer hereby designates the Superintendent of the Maine Bureau of Insurance as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered (i) to Commissioner of the New Jersey Department of Banking and Insurance and (ii) to the Reinsurer in accordance with Section 10.03.
(e)This Section 10.09 is not intended to conflict with or override Section 2.04.
Section 10.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement, unless otherwise specified; (c) references to “$” means, and all payments required to be made under this Agreement shall be required to be made in, U.S. dollars; (d) the word “including” and words of similar import means “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to the corresponding rules and regulations; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (1) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (m) references to any Contract (including this Agreement) or organizational document are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated and (n) any term of this Agreement providing that the Ceding Company or any of its Affiliates has “made available” any document or information to the Reinsurer means that such document or information was uploaded in full to the Data Room no later than one Business Day prior to the date hereof and have been continuously available from such date to the date hereof.
Section 10.11 Certain Limitations.
(a)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Reinsurer Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, the Ceding Company acknowledges and agrees that neither the Reinsurer nor any of its Affiliates, nor any Representative of any of them, makes or has made, and the Ceding Company has not relied on, any inducement, promise, representation or warranty, whether oral or written, express or implied, other than as expressly set forth in Article IV.
(b)Notwithstanding anything to the contrary contained herein, the other Transaction Agreements, the Ceding Company Disclosure Schedule or any of the Schedules or Exhibits hereto or thereto, the Reinsurer acknowledges and agrees that neither the Ceding Company nor any of its Affiliates, nor any Representative of any of them, makes or has made, and the Reinsurer has not relied on, any inducement, promise, representation or warranty, whether oral or written, express or implied, other than as expressly set forth in Article III. Without limiting the generality of the foregoing, other than as expressly set forth in Article III, no Person has made any representation or warranty to the Reinsurer with respect to any information, documents or material made available to the Reinsurer, its Affiliates or their respective Representatives with respect to the Ceding Company, the Business or the Reinsured Policies in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection or forecast with respect to the Business. With respect to any such estimation, valuation, appraisal, projection or forecast delivered by or on behalf of the Ceding Company, the Reinsurer acknowledges that: (A) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections and forecasts; (B) such estimations, valuations, appraisals, projections and forecasts are not and shall not be deemed to be representations or warranties of the Ceding Company or any of its Affiliates and (C) it shall have no claim against any Person with respect to any such valuation, appraisal, projection or forecast.
(c)Notwithstanding anything to the contrary contained herein, neither the Ceding Company nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement or the other Transaction Agreements is intended or shall be construed to be a representation or warranty (express or implied) of the Ceding Company or any of its Affiliates with respect to (i) the future experience, success or profitability of the Business, (ii) the adequacy or sufficiency of any of the reserves with respect to the Business or (iii) the effect of the adequacy or sufficiency of such reserves on any “line item” or asset, liability or equity amount.
Section 10.12 Third Party Beneficiaries.
(a)The Parties hereby agree that the Reinsurer and the Retrocessionaire will enter into the Retrocession Agreement at Closing and the Retrocessionaire is an express third party beneficiary, solely with respect to the rights of the Reinsurer to the extent relating to the Retrocessionaire’s rights and obligations with respect to the Reinsured Policies and its rights and obligations under the Retrocession Agreement, to Article II (Closing; Closing Transfers), Article III (Representations and Warranties of the Ceding Company), Article VI (Covenants), Section 7.01 (Conditions to Obligations of Each Party), Section 7.02 (Conditions to Obligations of the Ceding Company), Article VIII (Termination Prior to Closing), Article IX (Indemnification) and Article X (General Provisions) of this Agreement and any definitions used therein and any other provision of this Agreement to the extent relating to the Reinsured Liabilities or the Retrocessionaire’s rights and obligations under the Reinsured Policies or under the Retrocession Agreement (the “Specified Provisions”), unless the Retrocessionaire fails to enter into the Retrocession Agreement in breach of its obligations under the Binder Agreement. If the Reinsurer is permitted or required pursuant to the Specified Provisions to make or give any consent or waiver relating to the requests, actions or inactions of Ceding Company, then Retrocessionaire’s consent shall be required for such consent or waiver (such consent not to be unreasonably withheld, conditioned or delayed), unless the Retrocessionaire fails to enter into the Retrocession Agreement in breach of its obligations under the Binder Agreement. For the avoidance of doubt, nothing in this Section 10.12(a) shall be construed to preclude the Retrocessionaire’s right to dispute whether the applicable closing conditions set forth in Article VII or in the Binder Agreement have been satisfied.
(b)Reinsurer hereby covenants and agrees not to modify, amend, supplement, replace or restate, or waive any rights under the Specified Provisions in a manner that would reasonably be expected to adversely affect Retrocessionaire in any non-de-minimis respect, without the prior written consent of Retrocessionaire (not to be unreasonably withheld, conditioned or delayed). The Ceding Company hereby covenants and agrees not to amend the Specified Provisions in a manner that would reasonably be expected to adversely affect Retrocessionaire in any non-de-minimis respect, without the prior written consent of Retrocessionaire (not to be unreasonably withheld, conditioned or delayed).
(c)Other than as set forth in this Section 10.12 and the rights granted to the Ceding Company Indemnified Persons and the Reinsurer Indemnified Persons under Article IX, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
Section 10.13 Execution in Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 10.14 Equitable Remedies. The parties hereto agree that irreparable damage may occur and that the parties may not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies may not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. The parties further agree that (a) by seeking any remedy provided for in this Section 10.14, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 10.14 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.14 before exercising any other right under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNUM LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Steven A. Zabel
Name:	Steven A. Zabel
Title:	Executive Vice President, Finance

FORTITUDE REINSURANCE COMPANY LTD.

By:	/s/ Alon Neches
Name:	Alon Neches
Title:	President & CEO

By:	/s/ Jeffrey S. Burman
Name:	Jeffrey S. Burman
Title:	EVP, General Counsel & Secretary

[Signature Page to Master Transaction Agreement]